 Exhibit 10.2

EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and among

CROSSVIEW, INC.,

CARDINAL ASSET ACQUISITION CORP.,

PFSWEB, INC.,

AND

THE SHAREHOLDERS OF CROSSVIEW, INC.

i

4.5	Confidentiality; Non-Compete; Non-Solicitation	25
4.6	Litigation Support	26
4.7	Employee and Related Matters	27
4.8	Maintenance of the Existence of the Company	28
4.12	Further Assurances	29
ARTICLE 5 DELIVERABLES		29
5.1	Company Deliverables	29
5.2	Buyer Deliverables	30
ARTICLE 6 REMEDIES FOR BREACHES OF THIS AGREEMENT AND OTHER MATTERS		30
6.1	Survival of Representations and Warranties	30
6.2	Indemnification of Buyer	30
6.3	Indemnification Provisions for Benefit of the Company and the Shareholders	31
6.4	Mutual Limitations on Indemnification	32
6.5	Matters Involving Third Parties	32
6.6	Manner of Payment	33
6.7	Exclusive Remedy	33
ARTICLE 7 CERTAIN DEFINITIONS		33
7.1	Additional Definitions	39
ARTICLE 8 MISCELLANEOUS		40
8.1	No Third Party Beneficiaries	40
8.2	Entire Agreement	40
8.3	Successors and Assigns	41
8.4	Counterparts	41
8.5	Headings	41
8.6	Notices	41
8.7	Governing Law	42
8.8	Amendments and Waivers	42
8.9	Incorporation of Schedules	42
8.10	Construction	42
8.11	Severability of Provisions	42
8.12	Specific Performance	42
8.13	Successor Laws	42
8.14	Captions	42
8.15	Consent to Jurisdiction	42
8.16	Waiver of Jury Trial	43

ii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of August 4, 2015, by and among (i) CrossView, Inc., a Florida corporation (the “Company”), (ii) each of the shareholders of the Company listed on the signature pages hereto (each a “Shareholder,” and collectively, the “Shareholders”), (iii) Cardinal Asset Acquisition Corp., a Delaware corporation (“Buyer”), and (iv) PFSweb, Inc., a Delaware corporation (“Parent”).  Terms used herein and not otherwise defined herein shall have the meaning given to such terms in Article 7 hereof.

WHEREAS, the Company is engaged in the business of providing e-commerce services including technology assessment and strategy services, mobile e-commerce services, e-commerce analytics and measurement services, user experience and creative services, designing, configuring, developing and integrating e-commerce websites and performing ongoing services for those e-commerce websites including hosting services, search engine optimization, on-going digital strategy/marketing, and ongoing website maintenance to their respective customers (the “Business”); and

WHEREAS, Buyer desires to acquire from the Company, and the Company desires to sell to Buyer, the Purchased Assets and Buyer desires to assume the Assumed Liabilities of the Company as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1
PURCHASE AND SALE OF ASSETS

1.1   Purchase of Assets.

(a)   Purchased Assets.  Pursuant to the terms and subject to the conditions set forth herein, at the Closing, Buyer shall purchase, and the Company shall sell, convey, assign, transfer and deliver to Buyer, all of the assets, properties, rights, titles and interests, other than the Excluded Assets, of every kind or nature owned, leased, licensed or otherwise held by the Company (including indirect and other forms of beneficial ownership) as of the Closing Date, whether tangible, intangible, real, personal or mixed and wherever located, free and clear of all Liens except Permitted Liens, including but not limited to, all of the following assets (collectively, the “Purchased Assets”):

(i)   all tangible personal property, including all machinery, equipment, tools, spare parts, furniture, accessories, office materials, packaging and shipping materials, office equipment, personal computers, telephone units, facsimile machines, file cabinets, and other tangible personal property, including those items listed on  Schedule 1.1(a)(i);

(ii)   all raw materials, work-in-progress, finished goods, supplies and other inventories, wherever situated (the “Inventory”);

(iii)   all rights existing under any Contract, other than Excluded Contracts (the “Assumed Contracts”);

(iv)   all accounts receivable, notes receivable and other amounts receivable from third parties, including customers and employees;

(v)   all rights to the employment of the employees of the Company;

(vi)   all rights existing under any Contracts between the Company and any of the Company’s employees or Independent Contractors, in each case, including all rights relating to confidentiality, intellectual property rights or restrictive covenants and covenants not to solicit or compete;

(vii)   all deposits, prepayments and prepaid expenses or other similar current assets;

(viii)   all claims, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature (including rights to insurance proceeds), except for any of the foregoing to the extent they relate to Tax matters for Pre-Closing Tax Periods, Excluded Assets or Excluded Liabilities;

(ix)   all Intellectual Property of the Company;

(x)   all Permits, if any;

(xi)   all books and records (other than Tax Returns), including ledgers, correspondence, lists, studies and reports and other materials, in any medium, including all lists and records pertaining to customers, personnel, agents, suppliers, and pricing, purchase and sale records, quality control records, research and development files, other files and data, Company manuals and other business related documents and materials, whether written, electronic or otherwise; provided, however, that, subject to the provisions of Section 4.5,  the Company shall be permitted to make and retain a copy of each of the foregoing;

(xii)   the name “CrossView” and all derivations thereof and all Business identifiers, including all advertising, marketing and sales materials, all telephone and facsimile numbers, all domain names and URLs and internet access (including email) accounts;

(xiii)   all other assets of any kind or nature of the Company, including all assets shown of the Closing Date Balance Sheet; and

(xiv)   all insurance, warranty and condemnation net proceeds received after the Closing Date with respect to damage, non-conformance of or loss to the Purchased Assets.

(b)   Excluded Assets.  Notwithstanding the foregoing, the following assets of the Company are expressly excluded from the purchase and sale contemplated hereby (the “Excluded Assets”) and, as such, are not included in the assets to be conveyed as contemplated hereby:

(i)   all rights and benefits under the Excluded Contracts;

(ii)   all Employee Benefit Plans and all assets or funds held in trust, or otherwise, associated with or used in connection with the Employee Benefit Plans;

(iii)   all rights of the Company under the Transaction Documents to which it is a party;

(iv)   the Company’s articles of organization and bylaws, all qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, minute books, corporate seals and blank stock certificates and all other documents and records relating to the formation, organization, registration and existence as a corporation of the Company;

(v)   all cash, cash equivalents, bank accounts, deposit accounts, securities accounts and all funds and rights therein; and

(vi)   any Tax Returns, Tax assets, refunds or credits, claims for Tax refunds or credits or rights to receive Tax refunds or credits from any Governmental Entity relating to the Business, in each case, with respect to Pre-Closing Tax Periods, subject, however, to the Company’s obligations set forth in Section 4.4(d).

1.2   Assumption of Liabilities.

(a)   Assumed Liabilities.  Pursuant to the terms and subject to the conditions set forth herein, at the Closing, Buyer shall assume, and from and after the Closing Buyer shall pay, discharge and perform when due, as appropriate, all Liabilities of the Company, other than the Excluded Liabilities (individually and collectively, the “Assumed Liabilities”), including but not limited to:

(i)   Liabilities arising under each Assumed Contract at any time, other than as arising by reason of any breach thereof by Seller prior to the Closing Date;

(ii)   Liabilities set forth on the Closing Date Balance Sheet, including but not limited to, trade account payables, payroll, accrued vacation pay or other paid time off obligations, and other accruals and other current Liabilities arising in the ordinary course of business that remain unpaid at the Closing Date, in each case, to the extent, and in the amount, shown on the Closing Date Balance Sheet;

(iii)   Liabilities related to any warranty claims by the Company's customers with respect to work performed by the Company prior to the Closing Date pursuant to any of the Assumed Contracts, subject to the Buyer's rights under Section 6.2 hereof;

(iv)   Liabilities arising out of the operation of the Business before the Closing Date; and

(v)   Liabilities related to Transferred Employees to the extent set forth in Section 4.7.

(b)   Excluded Liabilities.  Notwithstanding Section 1.2(a), the Company shall retain, and shall be responsible for paying, performing and discharging when due, and Buyer shall not assume or have any responsibility for, the following Liabilities (individually and collectively, the “Excluded Liabilities”):

(i)   Liabilities under each Excluded Contracts;

(ii)   Liabilities of the Company under the Transaction Documents to which it is a party;

(iii)   Liabilities under any Employee Benefit Plan, except as set forth in Section  4.7;

(iv)   Liabilities (A) for severance payments or other payments incurred as a result of the termination of the employment of any employee or the services of any Independent Contractor prior to the Closing Date or any other Liabilities to any employee or Independent Contractor whose employment or services are terminated prior to the Closing Date and (B) for which the Company is responsible pursuant to Section 4.7;

(v)   Liabilities for Taxes (A) of the Company for all taxable periods or portions thereof ending on or before the day immediately prior to the Closing Date, other than such Taxes as are made payable by Buyer pursuant to Section 4.4(c), (B) that are applicable to the Business or the Purchased Assets for any taxable period or portion thereof ending on or before the day immediately prior to the Closing Date and for any taxable period beginning before and ending after the Closing Date to the extent allocable pursuant to Section 4.4(c) to the portion of such taxable period ending on the day immediately prior to the Closing Date, (C) of the Company or the Shareholders arising in connection with the consummation of the Transactions or (D) for which the Company is responsible pursuant to Section 4.4;

(vi)   Liabilities arising under or relating to any breach by the Company of any Legal Requirement;

(vii)   Liabilities arising under or relating to any breach by the Company  of any Assumed Contract prior to the Closing Date;

(viii)   Liabilities owing to or in favor of any Shareholder (other than pursuant to Section 4.7 or any Transaction Document) or any other current or former holder of any Securities of the Company (other than pursuant to any Transaction Document);

(ix)   Liabilities owing to or in favor of any former customer or client of, or supplier or vendor to, the Company and arising from the operation of the Business prior to the Closing Date;

(x)   Liabilities arising from, or relating to, the issuance of any Securities of the Company;

(xi)   Liabilities arising under any Action for which the Company has received written notice prior to the Closing Date;

(xii)   Company Transaction Expenses; and

(xiii)   Liabilities listed on Schedule 1.2(b)(ix).

1.3   Assignment of Contracts and Rights.  Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall not constitute an agreement to assign any Assumed Contract if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or the Company thereunder.  The Company will use, and the Shareholders will cause the Company to use, commercially reasonable efforts to obtain the consent of the other parties to any such Assumed Contract for the assignment thereof to Buyer as Buyer may request.  Unless and until such consent is obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Buyer or the Company thereunder so that Buyer would not in fact receive all rights under such Assumed Contract, the Company and Buyer will reasonably cooperate in an arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or subleasing to Buyer, or under which the Company would enforce, at Buyer’s expense, for the benefit of Buyer, with Buyer assuming at Buyer’s expense the Company’s obligations and Liabilities (solely to the extent provided in Section 1.2(a)), any and all rights of the Company against a third party thereto.  The Company will promptly pay to Buyer when received all monies received by the Company under any such Assumed Contracts relating to or arising out of products delivered, services rendered or work performed on or after the Closing Date, and Buyer shall pay, defend, discharge and perform all Liabilities relating to or arising out of products delivered, services rendered or work performed on or after the Closing Date under such Assumed Contracts.  Unless and until any Assumed Contract is assigned to Buyer, the Company and the Shareholders agree they shall not terminate or take any other action that would reasonably be expected to result in a termination of such Assumed Contract without Buyer’s consent.  Parent and Buyer hereby indemnify the Company and the Shareholders, and hold the Company and the Shareholders harmless for, any expenses incurred pursuant to this Section 1.3.

1.4   The Closing.

(a)   Closing.  Subject to the terms and conditions of this Agreement, the closing of the Transactions (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement (i) at the offices of Buyer, 505 Millennium Drive, Allen, TX 75013, (ii) electronically or (iii) or at such other place as is mutually acceptable to Parent, Buyer, the Company and the Shareholders.  The date of the Closing is herein referred to as the “Closing Date.”  Regardless of the actual Closing Date, the Closing shall be effective as of 12:00 a.m., Central time, on August 1, 2015, which shall be deemed the Closing Date hereunder.

(b)   Purchase Price.  Subject to the terms and conditions set forth herein, and on the basis of the representations, warranties, covenants and agreements set forth herein, in consideration of the sale, transfer and conveyance of the Purchased Assets and the full and complete performance by the Company and the Shareholders of their obligations set forth in the Transaction Documents, Parent and Buyer covenant and agree to, and Parent covenants and agrees to cause Buyer to, as applicable, assume the Assumed Liabilities and pay to the Company the following purchase price (the “Purchase Price”):

(i)   the sum of Thirty Seven Million, Nine Hundred Thousand Dollars ($37,900,000.00), to be paid to the Company at Closing by (A) a cash payment in the amount of Thirty Million, Seven Hundred Thousand Dollars ($30,700,000.00) (the “Closing Payment”), subject to the adjustment set forth below, and (B) the issuance to the Company of unregistered shares of Parent Stock, having a value of Seven Million Two Hundred Thousand Dollars ($7,200,000.00) based upon the volume weighted average price of the Parent Stock upon the NASDAQ Capital Market during the twenty (20) Business Days ending on the Business Day immediately preceding the Closing Date, which shares shall (1) be issued in certificate form within ten (10) Business Days following the Closing Date and (2) bear such restrictive legends as may be required by Parent or otherwise under any Legal Requirement; and

(ii)   the Earn-out Payments.

All amounts referred to in this Agreement are payable in U.S. dollars.

(c)   Adjustment of Closing Payment.  The Closing Payment shall be adjusted and finally determined as follows:

(i)   Closing Date Balance Sheet.  The Closing Payment shall be adjusted based upon the difference between the Target Working Capital and the Closing Working Capital shown on the Closing Date Balance Sheet as hereinafter provided.

(ii)   Post-Closing Adjustment.

(A)   Buyer shall cause to be prepared and, as soon as practical, but in no event later than one-hundred twenty (120) days after the Closing Date, shall cause to be delivered to the Company, Buyer’s calculation of the Closing Date Balance Sheet (the “Buyer Closing Date Balance Sheet”), together with a calculation of the adjustment to the Closing Payment by, as applicable (1) increasing the amount thereof by the excess, if any, of the Closing Working Capital shown on the Buyer Closing Date Balance Sheet over the Target Working Capital, or (2) decreasing the amount thereof by the excess, if any, of the Target Working Capital over the Closing Working Capital shown on the Buyer Closing Date Balance Sheet.

(B)   If the Company disagrees in whole or in part with the Buyer Closing Date Balance Sheet, then within thirty (30) days after its receipt thereof, the Company shall notify Buyer of such disagreement in writing (the “Closing Notice of Disagreement”), setting forth in reasonable detail the particulars of any such disagreement.  To be effective, any such Closing Notice of Disagreement shall include a copy of the Buyer Closing Date Balance Sheet marked to indicate the specific line items of the Buyer Closing Date Balance Sheet that are in dispute (the “Disputed Closing Date Balance Sheet Line Items”) and shall be accompanied by the Company’s calculation of each of the Disputed Closing Date Balance Sheet Line Items and the Company’s calculation of the Closing Date Balance Sheet and its determination of the Closing Payment, as adjusted in accordance with the preceding clause (i).  All items that are not Disputed Closing Date Balance Sheet Line Items shall be final, binding and conclusive for purposes of determining the Closing Payment hereunder unless the resolution of a Disputed Closing Date Balance Sheet Line Item affects an undisputed item, in which case such undisputed item shall remain open and be considered a Disputed Closing Date Balance Sheet Line Item to the extent of such corresponding effect.  In the event that the Company does not provide a Closing Notice of Disagreement within such thirty (30)-day period, the Company shall be deemed to have accepted in full the Buyer Closing Date Balance Sheet, and, for purposes of determining the Closing Payment, such Buyer Closing Date Balance Sheet shall become final, binding and conclusive upon Buyer and the Company.  In the event any Closing Notice of Disagreement is properly and timely provided, Buyer and the Company shall use their respective commercially reasonable efforts for a period of fifteen (15) days (or such longer period as they may mutually agree) to resolve any Disputed Closing Date Balance Sheet Line Items.  During the aforesaid thirty (30) day period and until the Closing Date Balance Sheet shall be finally determined as provided herein, Buyer and the Company shall cooperate with each other and shall have reasonable access to the books and records, working papers, schedules and calculations of the other, in order to prepare, or used in the preparation of, their respective Closing Date Balance Sheet.  If, at the end of such period, Buyer and the Company are unable to resolve all Disputed Closing Date Balance Sheet Line Items, then any such remaining Disputed Closing Date Balance Sheet Line Items shall be referred to an independent accounting firm jointly designated by Buyer and the Company (the “Accounting Firm”); provided, however, that in the event Buyer and the Company cannot mutually agree as to the designation of the Accounting Firm, each such Party will designate an accounting firm, and the two accounting firms will designate a third accounting firm to act as the Accounting Firm.

(C)   Buyer and the Company will enter into reasonable and customary arrangements for the services to be rendered by the Accounting Firm under this Section 1.4(c), such services to be provided in the Accounting Firm’s capacity as an accounting expert and not an arbitrator.  The Accounting Firm shall be directed to determine as promptly as practicable (and Buyer and the Company shall use commercially reasonable efforts to cause such determination to occur within thirty (30) days) the resolution of the Disputed Closing Date Balance Sheet Line Items.  In making any determination of the Disputed Closing Date Balance Sheet Line Items, the Accounting Firm may not assign a value greater than the greatest value for such item claimed by either Party or smaller than the smallest value for such item claimed by either Party, and the Accounting Firm may only make a determination regarding the matters in dispute between Buyer and the Company.  Buyer and the Company shall each furnish to the Accounting Firm such work papers and other documents and information relating to the Disputed Closing Date Balance Sheet Line Items, and shall provide access to personnel and answer questions, as such Accounting Firm may reasonably request.  The determination of the Disputed Closing Date Balance Sheet Line Items by the Accounting Firm shall be set forth in writing and shall be final, conclusive and binding on Buyer and the Company for purposes of determining the Closing Date Balance Sheet, absent fraud or manifest error, and shall be based solely on the terms of this Agreement and the written submissions by Buyer and the Company and not by independent review or investigation.  The Parties agree that judgment may be entered upon the award of the Accounting Firm in any court having jurisdiction pursuant to Section 8.15 hereof.

(D)   Subject to the next sentence, each Party shall be responsible for its own fees and expenses incurred in connection with this Section 1.4(c).  Buyer and the Company shall each pay one half of the fees and expenses payable to the Accounting Firm in connection with resolving any dispute under this Section 1.4(c), except that in the event that one Party’s determination of the Disputed Closing Date Balance Sheet Line Items as a whole varies by 20% or more from the determination of the Disputed Closing Date Balance Sheet Line Items as a whole by the Accounting Firm hereunder, then such Party shall be solely responsible for the fees and expenses of the Accounting Firm.

(E)   Promptly following (x) the Disputed Closing Date Balance Sheet Line Items have been finally determined or (y) the Closing Date Balance Sheet has been finally determined pursuant to Section 1.4(c)(ii)(B), Buyer shall prepare, and deliver to the Company, the Closing Date Balance Sheet and the calculation of the Closing Payment, as adjusted by, as applicable (1) increasing the amount thereof by the excess, if any, of the Closing Working Capital shown on the Closing Date Balance Sheet over the Target Working Capital, or (2) decreasing the amount thereof by the excess, if any, of the Target Working Capital over the Closing Working Capital shown on the Closing Date Balance Sheet (the Closing Payment, as so adjusted, being hereinafter referred to as the “Final Closing Payment”), whereupon the following payment shall be made as hereinafter provided:

(1)   if the Final Closing Payment exceeds the Closing Payment by $50,000 or more, then Buyer shall pay to the Company an amount in cash equal to such excess, in accordance with such payment instructions as the Company shall designate; or

(2)   if the Closing Payment exceeds the Final Closing Payment by $50,000 or more, then the Company shall pay to Buyer an amount in cash equal to such excess, in accordance with such payment instructions as Buyer shall designate; provided that,

(3)   for the avoidance of doubt, no payment shall be required under this Section 1.4(c) if the difference between the Target Working Capital and the Closing Working Capital shown on the Closing Date Balance Sheet, as finally determined, is less than $50,000.00.

(F)   Any amount payable pursuant to Section 1.4(c) shall be paid within five (5) Business Days after the delivery of the Closing Date Balance Sheet via wire transfer of immediately available funds to the account designated by the recipient thereof.

(G)   Payments pursuant to Section 1.4(c) shall be treated for all purposes as adjustments to the Purchase Price.

1.5   Earn-out Payments.

(a)   Subject to the terms and provisions contained herein, Buyer covenants and agrees to pay the Company the following amounts (collectively, the “Earn-out Payments”):

(i)   In the event the Minimum Earn-out Target for calendar year 2015 has been achieved, an amount (the “2015 Earn-out”) equal to (I) $1,500,000 plus (II) (y) $8,300,000 multiplied by (z) a fraction, (1) the numerator of which is an amount equal to the excess, if any, of Adjusted EBITDA for calendar year 2015 over the Minimum Earn-out Target for calendar year 2015, and (2) the denominator of which is $1,200,000; provided, however, that in no event shall the 2015 Earn-out exceed $9,800,000; and

(ii)   In the event the Minimum Earn-out Target for calendar year 2016 has been achieved, an amount (the “2016 Earn-out”) equal to (I) $2,000,000 plus (II) (y) $2,250,000 multiplied by (z) a fraction, (1) the numerator of which is an amount equal to the excess, if any, of Adjusted EBITDA for calendar year 2016 over the Minimum Earn-out Target for calendar year 2016, and (2) the denominator of which is $1,380,000; provided, however, that in no event shall the 2016 Earn-out exceed $4,250,000; and

(iii)   In the event the Minimum Earn-out Target for calendar year 2017 has been achieved, an amount (the “2017 Earn-out”) equal to (I) $2,000,000 plus (II) (y) $2,000,000 multiplied by (z) a fraction, (1) the numerator of which is an amount equal to the excess, if any, of Adjusted EBITDA for calendar year 2017 over the Minimum Earn-out Target for calendar year 2017, and (2) the denominator of which is $1,587,000; provided, however, that in no event shall the 2017 Earn-out exceed $4,000,000.

(b)   For purposes of this of Section 1.5:

(i)   “Maximum Earn-out Target” means, as applicable: (i) Adjusted EBITDA for calendar year 2015 of not less than $6,700,000; (ii) Adjusted EBITDA for calendar year 2016 of not less than $7,705,000; and (iii) Adjusted EBITDA for calendar year 2017 of not less than $8,860,750; and

(ii)   “Minimum Earn-out Target” means, as applicable: (i) Adjusted EBITDA for calendar year 2015 of not less than $5,500,000; (ii) Adjusted EBITDA for calendar year 2016 of not less than $6,325,000; and (iii) Adjusted EBITDA for calendar year 2017 of not less than $7,273,750.

(c)   The right to receive any Earn-out Payment shall not be represented by any form of certificate or other instrument, is not assignable or transferable (other than as a dividend or distribution by the Company to one or more Shareholders), may not be pledged or encumbered by any party entitled thereto and does not constitute an equity or ownership interest in Buyer or the Purchased Assets.

(d)   As promptly as practicable, but in any event no later than March 31 following the end of each of calendar years 2015, 2016 and 2017, Buyer shall deliver to the Company Buyer’s calculation of the Earn-out Statement for the immediately preceding calendar year, accompanied by reasonable supporting documentation sufficient to enable the Company to verify the calculations contained therein (a “Buyer Earn-out Statement”). Buyer shall provide the Company with such further information, records, data and working papers, and provide reasonable access to its facilities and personnel, as the Company shall require in order to review the Buyer Earn-out Statement and/or determine or verify the relevant Adjusted EBITDA.

(e)   If the Company disagrees in whole or in part with the Buyer Earn-out Statement, then within thirty (30) days after its receipt thereof, the Company shall notify Buyer of such disagreement in writing (the “Earn-out Notice of Disagreement”), setting forth in reasonable detail the particulars of any such disagreement.  To be effective, any such Earn-out Notice of Disagreement shall include a copy of Buyer Earn-out Statement marked to indicate the specific line items of the Buyer Earn-out Statement that are in dispute (the “Earn-out Disputed Line Items”) and shall be accompanied by the Company’s calculation of each of the Earn-out Disputed Line Items and the Company’s calculation of the Earn-out Statement (the “Company Earn-out Statement”).  All items that are not Earn-out Disputed Line Items shall be final, binding and conclusive for purposes of determining the Earn-out Payments hereunder unless the resolution of an Earn-out Disputed Line Item affects an undisputed item, in which case such undisputed item shall remain open and be considered an Earn-out Disputed Line Item to the extent of such corresponding effect.  In the event that the Company does not provide an Earn-out Notice of Disagreement within such thirty (30)-day period, the Company shall be deemed to have accepted in full the Buyer Earn-out Statement, and, for purposes of determining the Earn‑out Payments, such Buyer Earn-out Statement shall become final, binding and conclusive upon Buyer and the Company.  In the event any Earn-out Notice of Disagreement is properly and timely provided, Buyer and the Company shall use their respective commercially reasonable efforts for a period of fifteen (15) days (or such longer period as they may mutually agree) to resolve any Earn-out Disputed Line Items.  During the Company’s aforesaid thirty (30) day period and until the applicable Earn-out Statement shall be finally determined as provided herein, Buyer and the Company shall cooperate with each other and shall have reasonable access to the books and records, working papers, schedules and calculations of the other in order to prepare, or used in the preparation of, their respective Earn-out Statement.  If, at the end of such period, Buyer and the Company are unable to resolve all Earn-out Disputed Line Items, then any such remaining Earn-out Disputed Line Items shall be referred to an Accounting Firm.

(f)   Buyer and the Company will enter into reasonable and customary arrangements for the services to be rendered by the Accounting Firm under this Section 1.5, such services to be provided in the Accounting Firm’s capacity as an accounting expert and not an arbitrator.  The Accounting Firm shall be directed to determine as promptly as practicable (and Buyer and the Company shall use commercially reasonable efforts to cause such determination to occur within thirty (30) days) the resolution of the Earn-out Disputed Line Items.  In making any determination of the Earn-out Disputed Line Items, the Accounting Firm may not assign a value greater than the greatest value for such item claimed by either Party or smaller than the smallest value for such item claimed by either Party, and the Accounting Firm may only make a determination regarding the matters in dispute between Buyer and the Company.  Buyer and the Company shall each furnish to the Accounting Firm such work papers and other documents and information relating to the Earn-out Disputed Line Items, and shall provide access to personnel and answer questions, as such Accounting Firm may reasonably request.  The determination of the Earn-out Disputed Line Items by the Accounting Firm shall be set forth in writing and shall be final, conclusive and binding on Buyer and the Company for purposes of determining the Earn-out Payment absent fraud or manifest error and shall be based solely on the terms of this Agreement and the written submissions by Buyer and the Company and not by independent review or investigation.  The Parties agree that judgment may be entered upon the award of the Accounting Firm in any court having jurisdiction pursuant to Section 8.17 hereof.

(g)   Subject to the next sentence, each Party shall be responsible for its own fees and expenses incurred in connection with this Section 1.5.  Buyer and the Company shall each pay one half of the fees and expenses payable to the Accounting Firm in connection with resolving any dispute under this Section 1.5, except that in the event that one Party’s determination of the Earn-out Disputed Line Items as a whole varies by 20% or more from the determination of the Earn-out Disputed Line Items as a whole by the Accounting Firm hereunder, then such Party shall be solely responsible for the fees and expenses of the Accounting Firm.

(h)   Promptly following (x) the Earn-out Disputed Line Items have been finally determined or (y) the Earn-out Statement has been finally determined pursuant to paragraph (f) of this Section 1.5, Buyer shall prepare, and deliver to the Company, the Earn-out Statement and the calculation of the corresponding Earn-out Payment, and within five (5) Business Days thereafter,

Buyer shall pay an amount equal to, in the cases of the 2016 Earn-out and the 2017 Earn-out, eighty-five percent (85%), and, in the case of the 2015 Earn-out, eighty percent (80%), of such Earn-out Payment to the Company in cash in accordance with such payment instructions as the Company shall designate.

(i)   The remaining balance of each Earn-out Payment after payment of the amount set forth in the preceding paragraph (for the avoidance of doubt, in the cases of the 2016 Earn-out and the 2017 Earn-out, fifteen percent (15%), and, in the case of the 2015 Earn-out, twenty percent (20%)) shall be paid by the issuance to the Company of unregistered shares of Parent Stock, which shares shall (i) be valued based upon the volume weighted average price of the Parent Stock upon the NASDAQ Capital Market (or such other principal exchange upon which the Parent Stock shall then be listed for trading) during the twenty (20) Business Days prior to March 15 of the calendar year following each of calendar years 2015, 2016 and 2017 and (ii) be issued in certificate form and bear such restrictive legends as may be required by Parent or otherwise under any Legal Requirement.

(j)   For U.S. federal income Tax purposes, the Company, Shareholders and Buyer agree to treat each Earn-out Payment as additional purchase price for the Purchased Assets and not as compensation for services and shall file all Tax Returns consistent with the foregoing Tax treatment.

(k)   In addition to, and without limitation of, Buyer’s rights under Section 6.2(a)(ii), payment of each Earn-out Payment is expressly conditioned upon and subject to compliance by the Company of its obligations under Section 4.5, and the material failure by the Company to comply with such obligations shall release Buyer from any further liability or obligation to make any Earn-out Payment, except that, with respect to any obligation which is capable of being cured, the Company shall not be deemed in breach thereof until it has received written notice thereof and a reasonable opportunity, not to exceed 30 days, to cure such breach.

(l)   Upon any material breach by a Shareholder of such Shareholder’s obligations under Section 4.5, any Earn-out Payments then or thereafter due and payable hereunder shall be reduced by such Shareholder’s Pro Rata Portion.

(m)   Except as the Company may otherwise agree in writing, from the Closing Date through and including December 31, 2017 (the “Earn-out Period”), Parent shall cause Buyer to, and Buyer shall, operate the Business in the ordinary course of business consistent with the conduct of the Business prior to the Closing Date.  During the Earn-out Period, neither Parent nor Buyer shall take, agree to take, or commit to take, or fail to take, directly or indirectly, any action with the intention of adversely impacting Buyer’s ability to achieve the maximum Earn-out Payments, or if Parent has actual knowledge that such action would have the effect of materially adversely impacting Buyer’s ability to achieve any Maximum Earn-out Target. In addition, during the Earn-out Period, Parent shall, and shall cause Buyer to, (i) maintain Buyer as a separate legal entity or a separate measurable and operable business unit of Buyer and (ii) maintain separate financial and accounting books and records of Buyer. Any allocation of costs and expenses to Buyer shall be based upon the fair and reasonable cost thereof or as the Company Representative and Parent shall otherwise agree.

1.6   Withholding.  Buyer shall be entitled to deduct from the Purchase Price any amounts that are required to be withheld and deducted under the Code or other applicable Tax law.  Buyer shall provide the Company prior notice of any amount so deducted and withheld and any amount so deducted and withheld shall be timely remitted by Buyer to the appropriate Governmental Entity.  To the extent such amounts are withheld by Buyer and remitted to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company.  Buyer shall use reasonable efforts to consult with the Company prior to withholding any Taxes on amounts payable under this Agreement.

1.7   Allocation of Purchase Price.

(a)   Buyer shall cause to be prepared and, as soon as practical, but in no event later than one hundred (120) days after the Closing Date, shall cause to be delivered to the Company, Buyer’s allocation of the Purchase Price (and all other allocable costs) among the Purchased Assets in accordance with Code Sections 1060 and the Treasury Regulations thereunder (and any similar provision of state, local or non-U.S. law, as appropriate) (the “Allocation”).

(b)   If the Company disagrees in whole or in part with the Allocation, then within thirty (30) days after its receipt thereof, the Company shall notify Buyer of such disagreement in writing (the “Allocation Notice of Disagreement”), setting forth in reasonable detail the particulars of any such disagreement.  Any such Allocation Notice of Disagreement shall include a copy of the Allocation marked to indicate the specific line items that are in dispute (the “Disputed Allocation Line Items”) and shall be accompanied by the Company’s calculation of each of the Disputed Allocation Line Items.  All items set forth in the Allocation that are not Disputed Allocation Line Items shall be final, binding and conclusive for purposes of determining the Allocation hereunder unless the resolution of a Disputed Allocation Line Item affects an undisputed item, in which case such undisputed item shall remain open and be considered a Disputed Allocation Line Item to the extent of such corresponding effect.  In the event that the Company does not provide an Allocation Notice of Disagreement within such thirty (30)-day period, the Company shall be deemed to have accepted in full the Allocation which shall thereupon become final, binding and conclusive upon Buyer and the Company.  In the event any Allocation Notice of Disagreement is timely provided, Buyer and the Company shall use their respective commercially reasonable efforts for a period of fifteen (15) days (or such longer period as they may mutually agree) to resolve any Disputed Allocation Line Items.  During the aforesaid thirty (30) day period and until the Allocation shall be finally determined as provided herein, Buyer and the Company shall cooperate with each other and shall have reasonable access to the books and records, working papers, schedules and calculations of the other, in order to prepare, or used in the preparation of, their respective Allocation.  If, at the end of such period, Buyer and the Company are unable to resolve all Disputed Allocation Line Items, then any such remaining Disputed Allocation Line Items shall be referred to an Accounting Firm.

(c)   Buyer and the Company will enter into reasonable and customary arrangements for the services to be rendered by the Accounting Firm under Section 1.7(b), such services to be provided in the Accounting Firm’s capacity as an accounting expert and not an arbitrator.  The Accounting Firm shall be directed to determine as promptly as practicable (and Buyer and the Company shall use commercially reasonable efforts to cause such determination to occur within thirty (30) days) the resolution of the Disputed Allocation Line Items.  In making any determination of the Disputed Allocation Line Items, the Accounting Firm may not assign a value greater than the greatest value for such item claimed by either Party or smaller than the smallest value for such item claimed by either Party, and the Accounting Firm may only make a determination regarding the matters in dispute between Buyer and the Company.  Buyer and the Company shall each furnish to the Accounting Firm such work papers and other documents and information relating to the Disputed Allocation Line Items, and shall provide access to personnel and answer questions, as such Accounting Firm may reasonably request.  The determination of the Disputed Allocation Line Items by the Accounting Firm shall be set forth in writing and shall be final, conclusive and binding on Buyer and the Company for purposes of determining the Allocation, absent fraud or manifest error, and shall be based solely on the terms of this Agreement and the written submissions by Buyer and the Company and not by independent review or investigation.

(d)   Subject to the next sentence, each Party shall be responsible for its own fees and expenses incurred in connection with this Section 1.7.  Buyer and the Company shall each pay one half of the fees and expenses payable to the Accounting Firm in connection with resolving any dispute under this Section 1.7, except that in the event that one Party’s determination of the Disputed Allocation Line Items as a whole varies by 20% or more from the determination of the Disputed Allocation Line Items as a whole by the Accounting Firm hereunder, then such Party shall be solely responsible for the fees and expenses of the Accounting Firm.

(e)   Buyer, the Shareholders, the Company and their Affiliates agree (i) that the Allocation, as finally determined, shall represent the fair market values of the Purchased Assets, (ii) to prepare and file all Tax Returns (including, but not limited to, Internal Revenue Service Form 8594) in a manner consistent with the Allocation, and (iii) not to take any Tax position (whether in Tax audits, Tax Returns or otherwise) that is inconsistent with the Allocation unless required to do so by any Legal Requirement.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS

As a material inducement to Buyer to enter into and perform its obligations under this Agreement, the Company and the Shareholders (each Shareholder making the following representations and warranties (i) concerning the Company or the Business, on a several, and not joint, basis, with the Company and each other Shareholder, based on each Shareholder’s Pro Rata Portion, and (ii) concerning the Shareholders, only with respect to such Shareholder and not any other Shareholder) represent and warrant to Buyer that the statements contained in this Article 2 are true and correct as of the Closing Date, unless a different date is set forth in any such covenant or representation or warranty (in which case, as of that different date):

2.1   Organization; Corporate Power and Licenses of the Company.  The Company is a corporation duly formed, validly existing and in good standing under the laws of the State of Florida.  The Company is qualified to do business in each other jurisdiction in which the Company owns or leases any assets or properties or conducts or transacts business, except where lack of such qualification could not be reasonably expected to have a Company Material Adverse Effect.  The Company possesses all requisite corporate power and authority and all licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses (as now conducted and currently proposed to be conducted) and to carry out the Transactions. True, correct and complete copies of the Company’s articles of organization, bylaws, minutes of all meetings of its board of directors and/or shareholders (to the extent available) and other organizational documents have been made available to Buyer.

2.2   Capitalization and Related Matters.  Schedule 2.2 sets forth the name of each Shareholder and the number of Company Shares owned or held of record by each Shareholder.  There are no issued or outstanding Securities of the Company, or instruments, subscriptions or securities convertible or exchangeable for any Securities or containing any profit participation features, nor are there any outstanding rights or options to subscribe for or to purchase any Securities of the Company, including but not limited to, any options or warrants, or any equity appreciation rights or phantom equity plans.  All of the Company Shares are validly issued, fully paid and nonassessable.  There are no contractual preemptive rights or rights of refusal with respect to the Company Shares.  There are no agreements with respect to the voting or transfer of the Company Shares.  No former holder of any Securities of the Company has any claim or rights against the Company or any Shareholder or to which the Company or any Shareholder has or may have (now or in the future) any Liability.

2.3   Subsidiaries; Investments.  The Company has no Subsidiaries and does not own any equity interest in any other Person.

2.4   Authorization; No Breach.

(a)   The Company and each Shareholder has the power and authority to enter into this Agreement and to carry out his, her or its obligations hereunder.  The execution and delivery of the Transaction Documents and the performance by the Company and each Shareholder of his, her or its obligations hereunder or thereunder have been duly authorized, and no other proceedings or approvals on the part of the Company or such Shareholder are necessary to approve and authorize such execution, delivery and performance, or the consummation of the Transactions.  Each Transaction Document to which the Company or such Shareholder is a party has been duly executed by such Party and constitutes a valid and legally binding obligation of such Person, enforceable in accordance with its terms, subject only to bankruptcy, insolvency, reorganization, moratoriums or similar laws at the time in effect affecting the enforceability or rights of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies.

(b)   Except as set forth on Schedule 2.4(b), the execution and delivery by the Company and such Shareholder of all Transaction Documents to which such Person is a party, and the fulfillment of and compliance with the respective terms hereof and thereof, do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Lien upon the Purchased Assets pursuant to, (v) result in a violation of, (vi) require any exemption or other action by or notice or declaration to, or filing with, or other consent, accreditation, waiver or the like from, any Governmental Entity pursuant to, or (vii) require any consent, accreditation, waiver or the like from or notice to any Person with respect to: (A) the articles of organization, bylaws, shareholder agreement, voting agreement or equivalent governing document of the Company or any Shareholder that is not a natural person, (B) any Legal Requirement to which the Company or any Shareholder or any of their assets or properties is subject, in any material respect, (C) any Assumed Contract, in any material respect, (D) any Permit, in any material respect, or (E) any order, judgment or decree to which the Company or such Shareholder or any of their assets or properties is subject.

2.5   Financial Statements.

(a)   Schedule 2.5(a) contains a true, correct and complete copy of the Company’s (i) (A) unaudited balance sheet as of March 31, 2015 (the “March, 2015 Company Balance Sheet”), and (B) unaudited and not in accordance with GAAP balance sheet as of June 30, 2015 (the “Latest Balance Sheet”) (collectively, the “Interim Financial Statements”) and (ii) audited balance sheet and related statements of income, shareholders’ equity and cash flows for the fiscal year ended December 31, 2014, together with the notes thereto (the “2014 Audited Financial Statements,” and, together with the Interim Financial Statements, the “Financial Statements”).  Each of the Financial Statements (including in all cases the notes thereto, if any) is accurate and complete in all material respects, is consistent with the books and records of the Company (which, in turn, are accurate and complete in all material respects) and, except as set forth on Schedule 2.5(a), has been prepared in accordance with GAAP consistently applied throughout such Financial Statements and the periods covered thereby, subject to the lack of footnote disclosure and changes resulting from normal year-end adjustments with respect to the Interim Financial Statements (none of which would be material either individually or in the aggregate).  The Financial Statements present fairly, in all material respects, the financial condition, results of operations, shareholders’ equity and cash flows of the Company as of the dates and for the periods referred to therein.

(b)   True, correct and complete copies of the books of account, general ledgers and bank account statements of the Company have been made available to Buyer and its representative, Citrin Cooperman, and such books and records have been maintained in accordance with all Legal Requirements in all material respects.

(c)   The Company has no Knowledge of, nor has any Person notified the Company in writing of, (i) any current material weakness or other deficiencies in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves management of the Company who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

(d)   The Company is not Insolvent.

(e)   All of the accounts receivable reflected in the Financial Statements (the “Accounts Receivable”) represent bona fide transactions of the Company that arose in the ordinary course of business consistent with past practice in all material respects, and, to the Company’s Knowledge, are not subject to defenses, setoffs or counterclaims.  No Person has any Lien, except Permitted Liens, on any Account Receivable, and, except in the ordinary course of business consistent with past practice, no agreement for material deduction or material discount has been made with respect to any Account Receivable.  The Company has not received written notice from any customer that such customer disputes or does not intend to pay a material portion of any Account Receivable.  The reserve for bad debts reflected in the Financial Statements has been determined in accordance with GAAP consistently applied.

2.6   Absence of Undisclosed Liabilities.  The Company has no material Liabilities other than (a) Liabilities reflected on the face of the Latest Balance Sheet, (b) Liabilities under Contracts and Employee Benefit Plans and (c) Liabilities that have arisen since the date of the Latest Balance Sheet in the ordinary course of business (none of which relates to breach of Contract, breach of warranty, tort, infringement, violation of or Liability under any Legal Requirements, or any action, suit or proceeding).  The Company has no outstanding Indebtedness.

2.7   Assets.  All of the Company’s material tangible assets are located at the Leased Real Property.  The Company owns and has good and marketable title to, or a valid leasehold interest in, the Purchased Assets, free and clear of all Liens, except for Permitted Liens.  The Purchased Assets which are equipment or other tangible assets are, in all material respects, in good operating condition (normal wear and tear excepted) and are fit for use in the ordinary course of business.  The Purchased Assets will enable Buyer to operate the Business from and after the Closing in the same manner as operated by the Company prior to the Closing (taking into account that Buyer is not acquiring the Excluded Assets) in all material respects.

2.8   Tax Matters.

(a)   The Company has timely filed all income and other material Tax Returns required to be filed by it and each such Tax Return has been prepared in substantial compliance with all Legal Requirements.  All material Taxes due and payable by the Company (whether or not shown on any Tax Return) have been paid.

(b)   (i) The Company has withheld from all employees, customers, independent contractors, creditors, members and any other applicable payees proper and accurate amounts for all taxable periods ending on or before the Closing Date, in substantial compliance with all Tax withholding provisions of any Legal Requirement and has remitted on a timely basis such amounts to the appropriate Governmental Entity, and (ii) the Company has maintained adequate documentation regarding the jurisdictions in which its employees have provided services, and has properly withheld and paid all applicable Taxes accordingly.

(c)   All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any Taxing authority have been fully paid.

(d)   Except as set forth in Schedule 2.8(d), and in each case only to the extent Buyer would be liable for such occurrence:

(i)   the Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(ii)   the Company has not paid, become liable to pay or, to the Knowledge of the Company, expect to pay, any penalty, fine, or surcharge in relation to any Tax;

(iii)   no deficiency or proposed adjustment, which has not been settled or otherwise resolved, for any amount of Tax has been proposed, asserted or assessed by any taxing authority against the Company;

(iv)   there is no Action, suit, taxing authority proceeding or audit now in progress, pending or, to the Knowledge of the Company, threatened against or with respect to the Company;

(v)   the Company (A) is not a party to, and does not owe any amount under, any Tax sharing or allocation agreement, (B) is not a member of an affiliated, combined or unitary group for federal, state or local income tax purposes, and (C) has no Liability for the payment of Taxes of any other Person as a transferee or successor, by Contract or otherwise, in each case, other than customary contracts entered into in the ordinary course of business the principal purpose of which is unrelated to Tax;

(vi)   there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the Purchased Assets;

(vii)   to the Company’s Knowledge, no taxing authority intends to claim or assess any amount of additional Taxes against the Company;

(viii)   no claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction;

(ix)   no Shareholder is a “foreign person” (as that term is defined in Section 1445 of the Code); and

(x)   the Company has not participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

2.9   Contracts and Commitments.

(a)   Except as specifically set forth on Schedule 2.9(a), the Company is not a party to or bound by any written or oral:

(i)   collective bargaining agreement or other Contract with any labor union;

(ii)   Contract for the employment of any officer, individual employee or other Person on a full-time, part-time or consulting basis, including any Contract which provides for the payment of any cash or other compensation or acceleration of any benefits in connection with the sale of all or a material portion of its assets or a change of control;

(iii)   Contract relating to Indebtedness or to the mortgaging, pledging or otherwise placing a Lien on any material portion of the Purchased Assets;

(iv)   Contract (including any statements of work or material change orders underlying any Contract) for the purchase, sale, distribution or marketing of products or for the furnishing or receipt of services which either requires performance over a period of more than one (1) year or under which a party is required to pay aggregate consideration in excess of $25,000 per year or $50,000 in the aggregate with respect to such Contract;

(v)   Contract that materially prohibits or limits the Company from freely engaging in the Business anywhere in the world or with any Person;

(vi)   Contract under which it has advanced or loaned any other Person any amounts (other than advances in the ordinary course of business to employees who are not officers of the Company), the outstanding balance of which for any such Person is more than $5,000 in the aggregate;

(vii)   Contract under which it is lessee of or holds or operates any property, real or personal, owned by any third party which involves annual payments of greater than $25,000 or group of such Contracts with the same Person which involve consideration in excess of $50,000 in the aggregate, or under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it which involves consideration in excess of $25,000;

(viii)   material license or other Contract with respect to any intangible property (including any Intellectual Property), other than (A) commercial, off-the-shelf desktop software application licenses, (B) licenses or group of related licenses with an annual license fee of less than $25,000 in the aggregate and (C) customer or client Contracts entered into in the ordinary course of business;

(ix)   any Affiliated Contract;

(x)   Contract relating to capital expenditures which requires annual future payments by the Company in excess of $25,000 in any year or in excess of $50,000 in the aggregate;

(xi)   royalty, dividend or similar arrangement based on the revenues or profits of the Company or any Contract involving fixed price or fixed volume arrangements;

(xii)   [Reserved.]

(xiii)   Contract that provides any customer or client with material pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of the Company, including, without limitation, Contracts containing “most favored nation” provisions;

(xiv)   Contract involving the settlement of any pending or threatened Action with respect to which, as of the date of this Agreement, (A) any unpaid amount exceeds $25,000 or (B) non-monetary conditions precedent to the settlement have not been satisfied;

(xv)   Contract relating to the acquisition or sale of any business (or any material portion thereof) dated within the last three (3) years, whether or not consummated and including any confidentiality agreements entered into with respect thereto;

(xvi)   Contract relating to the ownership of or investment in any business or enterprise (including investments in any Person, joint ventures and minority equity investments);

(xvii)   Contract pursuant to which the Company subcontracts work to third parties and/or under which any Person provides to the Company the services of such Person’s employees or independent contractors on an outsourcing basis, including Contracts with any professional employer organization;

(xviii)   Contract providing for the use, disclosure or sale of any Personal Information;

(xix)   Contract with any Governmental Entity;

(xx)   Contract relating to the issuance of any Securities of the Company;

(xxi)   Contract under which it is an authorized or certified reseller, business or strategic partner or similar designation of any Person under which it is authorized to resell or provide goods or services for or with respect to such Person or the goods or services of such Person; and

(xxii)   Contract that obligates it to provide Company Products under any fixed price, maximum fee, cap or other provision that provides for payment other than on an unrestricted “time and materials” basis.

(b)   With respect to the Company’s obligations thereunder and, with respect to the obligations of the other parties thereto, all of the Contracts set forth or required to be set forth on Schedule 2.9(a) (each a “Material Contract”) are, in all material respects, valid, binding and enforceable against the Company and enforceable by the Company against the other parties thereto, in accordance with their respective terms, subject only to bankruptcy, insolvency, reorganization, moratoriums or similar laws at the time in effect affecting the enforceability or rights of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies.  The Company has performed all material obligations required to be performed by it prior to or on the Closing Date under each Material Contract, and the Company has not received any written notice that it is in material default under or in breach of and has not received written notice of any claim of default or breach under, any Material Contract.

(c)   A true, correct and complete copy of each written Material Contract has been made available to Buyer, together with all amendments thereto.

2.10   Intellectual Property Rights.

(a)   Schedule 2.10(a) sets forth true and complete lists of (i) all registered and unregistered marks and patents, all registered copyrights and all domain names owned by the Company, (ii) all licenses or other agreements under which the Company is granted rights to the Intellectual Property of another Person other than (A) commercial, off-the-shelf desktop software application licenses or (B) licenses or group of related licenses with an annual license fee of less than $25,000 in the aggregate, and (iii) all licenses or other agreements under which the Company has granted rights to others in the Intellectual Property of the Company, other than customer or client Contracts entered into in the ordinary course of business. (all of the foregoing, together with all other Intellectual Property owned or licensed by or to the Company, being collectively referred to as the “Company Intellectual Property”),

(b)   The Company exclusively owns and possesses, and is transferring to Buyer under the Transaction Documents, all right, title and interest in and to all Company Intellectual Property owned by it, and has, and is transferring to Buyer under the Transaction Documents, all Company Intellectual Property licensed by it, in each case, free and clear of all Liens (other than Permitted Liens).  The Company is in material compliance with all licenses set forth or required to be set forth on Schedule 2.10(a), including, without limitation, all licenses for Open Source Software.

(c)   All Company Intellectual Property that has been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar Governmental Entity anywhere in the world, have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned and are valid and enforceable.

(d)   There are no pending or, to the Knowledge of the Company, Actions threatened in writing against the Company alleging that the operation of its business or any activity of the Company has infringed, misappropriated or otherwise conflicted with, any rights of any other Person in Intellectual Property, or that any Company Intellectual Property is invalid or unenforceable.  To the Knowledge of the Company, neither the operation of the Business, nor any activity by the Company, infringes, misappropriates or violates (or in the past infringed, misappropriated or violated) any rights of any other Person in Intellectual Property.

(e)   To the Knowledge of the Company, no third party is infringing, misappropriating or violating, or has infringed, misappropriated or violated, any of the Company Intellectual Property.

(f)   No compensation or other consideration is owed to any Person by the Company due to the Company’s ownership, license or use (directly or indirectly via another party) of the Company Intellectual Property, and the Company has not received any notice alleging that any such compensation or other consideration is owed by the Company to any such Person.

(g)   All of the computer firmware, computer hardware, and computer software (whether general or special purpose) and other similar or related items of automated, computerized, and/or software system(s) used or relied upon by the Company in the conduct of its business are, in all material respects, in good operating condition, repair, subject only to the provision of usual and customary maintenance.

(h)   All Company Intellectual Property has been (i) developed by employees of the Company, (ii) developed by independent contractors to the Company, (iii) acquired from a third party or (iv) created as works made for hire for the Company.  Every current and former officer, director, consultant, independent contractor and employee of the Company that has made material contributions to the Company Intellectual Property has executed a Contract that assigns to the Company all of their interests in any and all inventions, improvements, discoveries, writings and other works of authorship, and information relating to the Company’s business or any of the products or services being researched, developed, manufactured or sold by the Company or that may be used with any such products or services, and all rights in Intellectual Property relating thereto, in each case, conceived or developed or reduced to practice during the period such Person is employed or engaged, as applicable, by the Company.  To the Knowledge of the Company, (x) no such Person is in breach of his or her obligations under such Contracts, and (y) no such Person is party to any conflicting Contract, including any Contract that restricts them from engaging in activities for the Company.

(i)   To the Company’s Knowledge, the Company has not (except in the ordinary course of business under obligations of confidentiality) disclosed or permitted to be disclosed or undertaken or arranged to disclose to any Person other than Buyer any material trade secrets owned by the Company or used or held for use by the Company in its business (the “Company Trade Secrets”).  The Company has taken commercially reasonable security measures to protect the secrecy, confidentiality and value of the Company Trade Secrets in all material respects, including, without limitation, requiring each employee and consultant of the Company and any other Person with material access to Company Trade Secrets to execute a binding confidentiality agreement, and, to the Knowledge of the Company, there has not been any material breach by any party to such confidentiality agreements.

(j)   None of the products and/or services currently researched, designed, developed, manufactured, performed, licensed, sold, distributed and/or otherwise made commercially available by the Company contain, incorporate, link or call to or otherwise use Open Source Software in a manner in which the incorporation, linking, calling or other use in or by any such Product of any such Open Source Software obligates the Company to disclose, make available, offer or deliver any portion of the source code of such Product or component thereof to any third party other than the applicable Open Source Software.

(k)   To the Knowledge of the Company, no Company product or service contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code (collectively, “Malicious Code”) designed to have, or be capable of performing or facilitating, any of the following functions:  disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed.  The Company maintains reasonable measures designed to prevent the introduction of Malicious Code into Company products and services, including firewall protections and regular virus scans.

(l)   The Company has not provided or made available to any Person the source code to any Software owned, licensed or used by the Company, and the Company is not bound by or party to any Contract pursuant to which (i) the Company is obligated to provide to any Person any such source code or (ii) the Company has deposited, or is or may be required to deposit, with an escrow agent or other Person, any such source code.  No circumstance or condition currently exists that, with or without notice or lapse of time or both, will, or would reasonably be expected to, result in the delivery or disclosure of any such source code to any Person who is not, as of the date of this Agreement, an employee, independent contractor or other agent of the Company.  To the extent the Company has provided any source code to any Person, including any independent contractors or other agents of the Company, the Company has required such Persons to enter into a written non-disclosure agreement protecting the confidentiality and proprietary nature of such source code and has required such Persons to implement appropriate security measures (including with respect to the chain of custody of such source code) to protect such source code from unauthorized access or use thereof.

(m)   The Company has established and maintains a privacy policy (a “Privacy Policy”) regarding the collection and use of information from web site visitors or other parties, including from such Persons who submit information to the customers of the Company by using any Company product or service (collectively, “Customer Information”), and such Privacy Policy is in material compliance with all Legal Requirements, and the Company properly advises each of its employees of its Privacy Policy and seeks to administer and enforce the terms thereof.  The Company has no Knowledge of any breach of its Privacy Policy.  The Company has not collected any Customer Information in violation of its Privacy Policy or any privacy policy of any other Person.  The Company does not use any of the Customer Information it receives through its web sites or otherwise in a manner that in any way violates any Legal Requirements, its Privacy Policy or the privacy rights of any Person.  The consummation of the Transactions will not violate (i) the Privacy Policies as they currently exist or as they existed at any time during which any of the Customer Information was collected or obtained or (ii) the privacy policy of any other Person as it currently exists or as it existed at any time during which any of the Customer Information was collected or obtained.

(n)   The Company is in material compliance with all Legal Requirements that relate to or govern the collection, compilation, use, storage, sale and transfer of Personal Information it receives or obtains in the conduct of its business, including Customer Information.  With respect to such information, the Company has taken reasonable measures necessary and appropriate (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that such information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse or use in a manner that violates the privacy rights of any Person.  To the Company’s Knowledge, there has been no unauthorized access of the Company’s security systems used for the collection, storage or retrieval of Personal Information or Customer Information or unauthorized access to or misuse of Personal Information or Customer Information.

(o)   The Company has taken reasonable measures consistent with industry practice to protect the information technology systems used by it (“IT Systems”) from Malicious Code.  The Company’s IT Systems, as a whole, are adequate and satisfactory in all material respects for the conduct of the Business as currently conducted and are subject to commercially reasonable disaster recovery and business continuity procedures.  In the last eighteen (18) months, there has not been any material failure with respect to any of the IT Systems that has not been fully remedied or replaced.  To the Knowledge of the Company, there have been no unauthorized intrusions or breaches of the security of the Company’s IT Systems, and the data and information which they store or process has not been corrupted in any discernable manner or accessed without the authorization of the Company. The Company has measures in place that are designed to safeguard against the unauthorized use, copying, disclosure, modification, theft or destruction of and access to system programs and data files comprised by the IT Systems, and, to the Knowledge of the Company, such measures have been and are being complied with in all material respects.  The Company has and maintains all applicable accounts, passwords, encryption algorithms and programs or other access keys required by the Company and its employees to access the system programs and data files comprised by the IT Systems.  The data processing and data storage facilities used by the Company in connection with the operation of the Business are reasonably protected in respect of known security breaches. The Company has and maintains back-

up systems and disaster recovery and business continuity plans that are intended to reasonably address the continuing availability of the functionality provided by the IT Systems in the event of any malfunction of, or other form of disaster affecting, the IT System.

2.11   Litigation, etc.  There are no Actions pending or, to the Knowledge of the Company, threatened in writing against the Company (or pending or, to the Knowledge of the Company, threatened in writing against any of the officers, directors or employees of the Company in their capacity as such with respect to the Company’s business or proposed business activities), or pending or threatened by the Company against any Person, in each case at law or in equity, or before or by any Governmental Entity (including any actions, suits, proceedings or investigations with respect to the Transactions).  The Company is not subject to any judgment, order or decree of any court or other Governmental Entity.

2.12   Brokers.  Except as set forth in Schedule 2.12, which shall be paid by the Company as a Company Transaction Expense, (i) there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Transactions based on any Contract to which the Company or any Shareholder is a party, and (ii) the Company has not made, and the Company is not obligated to make, any payment for brokerage commissions, finder’s fees or other similar compensation to any Person in connection with the Transactions.

2.13   Insurance.  Schedule 2.13 lists each insurance policy maintained for or on behalf of the Company with respect to the Purchased Assets and the Business.  All of such insurance policies are in full force and effect, to the Company’s Knowledge no default exists with respect to the obligations of the Company under any such insurance policies and the Company has not received any written notification of cancellation of any of such insurance policies.  All premiums with respect to such insurance policies have been paid through the date hereof.  There are no pending claims against such insurance with respect to the Company as to which the insurers have denied coverage or otherwise reserved rights.  Except as set forth on Schedule 2.13, the Company has no self-insurance or co-insurance programs.

2.14   Employees.

(a)   With respect to the Company: (i) there is no collective bargaining agreement or relationship with any labor organization; (ii) no labor organization or group of employees has filed any representation petition or made any written or, to the Company’s Knowledge, oral demand for recognition; (iii) no union organizing efforts are underway or, to the Knowledge of the Company, threatened; (iv) no labor strike, work stoppage, slowdown, or other labor dispute has occurred, and none is underway, threatened in writing or, to the Company’s Knowledge, otherwise threatened; (v) there is no material employment-related charge, complaint, investigation or Liability of any kind, pending, threatened in writing or, to the Company’s Knowledge, otherwise threatened, relating to an alleged material violation or material breach by the Company of any Legal Requirements relating to the employment of labor; and (vi) to the Company’s Knowledge, no employee or agent of the Company has committed any act or omission giving rise to any material Liability for any violation identified in the preceding clause (v).  Neither the Company nor, to the Company’s Knowledge, any of the Company’s employees, is subject to any noncompetition, non-solicitation, confidentiality, employment, consulting or similar Contracts materially and negatively affecting or in material conflict with the present or proposed business activities of the Company.

(b)   Schedule 2.14 sets forth a correct and complete list of all employees of the Company, including a list of all officers and directors of the Company, and whether or not they have executed and delivered to the Company any (i) Contract providing for the nondisclosure by such Person of any confidential information of the Company, (ii) Contract providing for the assignment or license by such Person to the Company of any Intellectual Property, (iii) any Contract preventing such Person from competing with the Company during and/or following termination of employment, (iv) any Contract preventing such Person from soliciting and hiring employees of the Company during and/or following termination of employment and (v) any Contract preventing such Person from soliciting and servicing any customers of the Company.  Schedule 2.14 sets forth the classification of each employee as exempt or nonexempt and, for each employee, the position or title, base salary or wage rates, and any incentive or other form of compensation (including bonuses thereto) for each employee for (A) the fiscal year ended December 31, 2014, and (B) the period beginning January 1, 2015 and ending June 30, 2015.  Schedule 2.14 sets forth a complete and accurate list of all of the independent contractors, consultants, temporary employees, leased employees or other servants or agents employed, engaged or used with respect to the operation of the Business and classified by the Company as other than employees or compensated other than through wages paid by the Company through the Company’s payroll department (“Independent Contractors”), showing for each Independent Contractor such individual’s role in the business, fee or compensation arrangements and other contractual terms with the Company.  Schedule 2.14 sets forth an itemized list of the wages, salaries, severance, commissions, accrued vacation, bonuses, fees, benefits or other amounts to be paid or items of value to be provided to employees of the Company or Independent Contractors as of the date hereof or otherwise in connection with the Transactions (the “Employee Obligations”).  No current or former employee of the Company or Independent Contractor has advised the Company in writing that he or she has excluded works or inventions made prior to his or her employment with the Company from any inventions agreement between the Company and such Person.  To the Knowledge of the Company, all employees of the Company devote all of their business time and attention to the Business.  Except as contemplated by this Agreement or as set forth on Schedule 2.14, (i) no officer or employee, or group of employees or Independent Contractors, has expressed any plans to terminate his or her employment or service arrangement with the Company (or with Buyer following the Closing) and (ii) in the past twelve (12) months no officer’s or employee’s employment with the Company has been terminated for any reason.

(c)   The Company has timely and properly received and maintained a Form I-9 and supporting documentation required under the Immigration Reform and Control Act for each employee of the Company and materially properly classified each employee of the Company and any Independent Contractor in accordance with applicable Legal Requirements.  The Employee Obligations have been properly accrued for and represent the only amounts due, or that will become due, to any employee of the Company or any Independent Contractor that accrued or otherwise became payable on or before the Closing Date or in connection with the Transactions.  The Company is not delinquent in any payments to any employee or Independent Contractor for any wages, salaries, severance, commissions, accrued vacation, bonuses, fees, benefits or other compensation due with respect to any services performed for it or amounts require to be reimbursed to such employees or Independent Contractors.

(d)   The Company is in compliance in all material respects with all any Legal Requirements respecting employment and employment practices, terms and conditions of employment,  classification of employees, wages and hours, occupational safety and health, including, but not limited to, the National Labor Relations Act, the Immigration Reform and Control Act of 1986, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, 42 U.S.C. Section 1981, the Americans With Disabilities Act, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Family Medical Leave Act, and any other law respecting employment, including, but not limited to, authorization to work in the United States, equal employment opportunity (including prohibitions against discrimination, harassment, and retaliation), payment of wages, hours of work, occupational safety and health, and labor practices.  In the last three (3) years, (i) the Company has not effected a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)), affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company, (iii) the Company has not engaged in layoffs or employment terminations sufficient in number to trigger application of, and notification requirements under, any state or local law or regulation similar to the WARN Act and (iv) during the ninety (90) day period immediately preceding the date of this Agreement, the Company has not terminated involuntarily the employment of more than five (5) individuals from employment in positions, excluding individuals who were “part-time employees” of the Company within the meaning of the WARN Act, 29 U.S.C. § 2101(a)(8) and applicable regulations at 20 C.F.R. § 639.3(h).

2.15   Employee Benefits.

(a)   Except as disclosed and set forth on Schedule 2.15, the Company does not maintain, sponsor, contribute to, provide benefits under or have any actual or potential Liability with respect to any Employee Benefit Plan.

(b)   (i) The Company’s Employee Benefit Plans have been maintained in compliance in all material respects with their terms and with the requirements of the Code and ERISA and all other applicable laws and regulations, and the Company has not received notification to the contrary from the Internal Revenue Service, Department of Labor, or the PBGC.  (ii)  Each Employee Benefit Plan that is intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the Internal Revenue Service with respect to such qualification, or may rely on an opinion letter issued by the Internal Revenue Service with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to, or for receipt in response to a timely filed application of a determination from, the Internal Revenue Service for a determination of the qualified status of such Employee Benefit Plan for any period for which such Employee Benefit Plan would not otherwise be covered by an Internal Revenue Service determination and, to the Knowledge of the Company, no event or omission has occurred that would cause any Employee Benefit Plan to lose such qualification.  (iii) No asset of the Company is subject to any lien under ERISA, and the Company has not incurred any Liability under Title IV of ERISA or to the PBGC.  (iv) No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or threatened in writing with respect to any Employee Benefit Plan or any fiduciary or service provider thereof, and, to the Knowledge of the Company, there is no reasonable basis for any such litigation or proceeding.

(c)   The Company has never: (i) maintained, contributed to or had any actual or potential Liability with respect to any active or terminated, funded or unfunded, Multiemployer Plan or employee benefit plan subject to Section 302 of Title I of ERISA, Title IV of ERISA or Section 412 of the Code; (ii) failed to satisfy any minimum funding requirement, if any, under Section 412 of the Code or Section 302 of ERISA; (iii) failed to make a required contribution or payment to a Multiemployer Plan (as described in Section 4001(a)(3) of ERISA); or (iv) made a complete or partial withdrawal under Sections 4203 or 4205 of ERISA from a Multiemployer Plan.

(d)   With respect to each Employee Benefit Plan, all required payments, premiums, contributions, reimbursements or accruals for all periods (or partial periods) ending prior to or as of the Closing Date shall have been made or properly accrued on the Latest Balance Sheet.

(e)   The Company does not, and as of the Closing Date, the Company will not maintain or contribute to any Employee Welfare Benefit Plan which provides benefits to employees after termination of employment (other than as required under Section 601 of ERISA or applicable state law).  Each Employee Benefit Plan that provides health or welfare benefits is fully insured.

(f)   True, complete and correct copies, to the extent applicable of (i) all documents pursuant to which the Employee Benefit Plans are maintained, funded and administered, (ii) the two most recent annual reports (Form 5500 series) filed with the Internal Revenue Service (with attachments) with respect to the Employee Benefit Plans, (iii) the two most recent actuarial valuation reports with respect to the Employee Benefit Plans, (iv) the two most recent financial statements with respect to the Employee Benefit Plans, (v) all governmental rulings, determinations and opinions (and pending requests for governmental rulings, determinations and opinions) issued within the past five years with respect to the Employee Benefit Plans, and (vi) all non-routine correspondence within the past five years to and from any state or federal agency with respect to the Employee Benefit Plans, in each case, have been provided or made available to Buyer.

(g)   Neither the execution and delivery of this Agreement or any approval of this Agreement by the Shareholders or directors of the Company, nor the consummation of the Transactions could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider, including but not limited to any Independent Contractors, of the Company or any of its Affiliates; (ii) limit the right of the Company or any of its Affiliates to amend, merge, terminate or receive a reversion of assets from any Employee Benefit Plan or related trust; or (iii) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or Independent Contractor of the Company or an Affiliate.

(h)   The Company has no Liability (potential or otherwise) with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) solely by reason of being treated as a single employer under Section 414 of the Code with any other entity.

(i)   (i) Each Employee Benefit Plan may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals thereunder and no employee communications or provision of any Employee Benefit Plan has failed to effectively reserve the right of the Company or the Affiliate to so amend, terminate or otherwise modify such Employee Benefit Plan.  (ii) Neither the Company nor any of its Affiliates has announced its intention to modify or terminate any Employee Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of an Employee Benefit Plan.  (iii) Each asset held under each Employee Benefit Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability.

(j)   Since December 31, 2004 and through December 31, 2008, each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code (each, a “NQDC Plan”) has been operated and maintained in accordance with a good faith, reasonable interpretation of Section 409A of the Code with respect to amounts deferred (within the meaning of Section 409A of the Code) after December 31, 2004.  From and after January 1, 2009, each NQDC Plan has been operated and maintained in operational and documentary compliance in all material respects with Section 409A of the Code and applicable guidance thereunder.  No payment to be made under any Employee Benefit Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.

(k)   No Employee Benefit Plan is subject to the laws of any jurisdiction outside the United States.

2.16   Compliance with Laws.  During the past three (3) years the Company has complied in all material respects with, and is currently in compliance in all material respects with, all applicable Legal Requirements of all Governmental Entities relating to the operation and conduct of the Business or any of its properties or facilities, including all Legal Requirements concerning trade practices, advertising, antitrust or competition or relating to employment of labor, and the Company has not received written notice of any material violation of any of the foregoing.

2.17   Affiliated Transactions.  Except as expressly contemplated by the Transaction Documents, (i) any and all Contracts between the Company and any Shareholder, officer, director, member or Affiliate of the Company, or any individual related by blood, marriage or adoption to any such Person or any entity in which any such Person or individual owns any beneficial interest (each, an “Insider”), have been terminated or cancelled, or will be cancelled and terminated as of the Closing Date, and are, or will be as of the Closing Date, no longer enforceable; (ii) no Insider has any interest in any Purchased Asset; (iii) there are no services provided to or on behalf of the Company by any Shareholder or its Affiliates, or to or on behalf of any Shareholder or its Affiliates by the Company; and (iv) there are no outstanding loans or advances to, or guarantees for the benefit of, any Insider from the Company (other than advances in the ordinary course of business to employees who are not officers of the Company) (each, an “Affiliated Transaction”).

2.18   Customers and Suppliers.

(a)   Schedule 2.18(a) lists each customer or client of the Company (including distributors) accounting for more than five percent (5%) of the gross revenues of the Company for the fiscal year ended December 31, 2014 and for the period from January 1, 2015 through June 30, 2015 (each, a “Material Customer”) and the revenues generated from each such Material Customer during each such period.  No Material Customer has canceled or otherwise terminated its relationship with the Company or has materially decreased its usage or purchase of the services or products of the Company.  To the Knowledge of the Company, no Material Customer has indicated to the Company any plan or intention to terminate, cancel or otherwise materially and adversely modify its relationship with the Company or to materially decrease or limit its usage, purchase or distribution of the services or products of the Company (whether as a result of the consummation of the Transactions or otherwise).

(b)   The Company is not in any material respect performing work for, providing or selling products or services to, consulting or otherwise engaged by, or collecting fees, commissions or other payments from, any customer, client or third party without a fully executed and enforceable written Contract governing the terms of such engagement.

(c)   Schedule 2.18(b) lists each vendor, supplier, service provider or other similar business relation of the Company from whom the Company purchased greater than $50,000 in goods and/or services over the course of the twelve (12) months ended December 31, 2014 or the six months ended June 30, 2015 (each, a “Material Supplier”) and the amounts paid to each such Material Supplier during each such period.  To the Knowledge of the Company, no Material Supplier has indicated to the Company that such Material Supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company (whether as a result of the consummation of the Transactions or otherwise).

2.19   Warranties, etc.

(a)   There are no existing, or, to the Company’s Knowledge, material claims threatened in writing against the Company relating to any work performed or services provided by the Company and there are no material Liabilities for warranty or other claims with respect to any of the products (including any Software product) or services (including Software hosted as a service) that the Company develops, distributes, services, markets, licenses, leases, licenses, sells or produces for its customers, clients or any third party (each such product or service shall be referred to herein as a “Company Product”).

(b)   Each Company Product has been developed, manufactured, sold, licensed, provided, leased or delivered in conformity in all material respects with the specifications for the Company Product and all applicable contractual commitments and all applicable express and implied warranties.  The Company has no material liability or obligation (and to the Company’s Knowledge, there is no basis for any present or future material Action against the Company) for replacement or repair of the Company Products or other damages in connection therewith except liabilities or obligations for replacement or repair incurred in the ordinary course of business consistent with past practice.  No Company Product is subject to any material guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by Legal Requirements.

2.20   Leased Real Property; Personal Property Leases.

(a)   The Company does not own any real property.

(b)   Schedule 2.20 sets forth a complete list of all real property leased or subleased by the Company (the “Leased Real Property”), the street address thereof and a true, correct and complete copy of the lease (and all amendments thereto) related to such Leased Real Property (the “Leases”).  To the Knowledge of the Company, the Company has a valid leasehold interest in each Leased Real Property, subject only to Permitted Liens.  With respect to each Lease, in each case, in all material respects:  (i) the Lease is legal, valid, binding and enforceable against the Company and, to the Knowledge of the Company, the other parties thereto, and is in full force and effect, and shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing subject only to bankruptcy, insolvency, reorganization, moratoriums or similar laws at the time in effect affecting the enforceability or rights of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies; (ii) neither the Company nor, to the Knowledge of the Company, any other party to the Lease is in breach or default and no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under the Lease; (iii) to the Knowledge of the Company, no party to the Lease has repudiated any provision thereof and there are no disputes, oral agreements or forbearance programs in effect as to the Lease; (iv) the Lease has not been modified in any respect; (v) the Company has not subleased, assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Lease; (vi) the rental set forth in the Lease is the actual rental being paid, and there are no separate agreements or understandings with respect to the same; (vii) the Company has not exercised or given any notice of exercise, nor, to the Knowledge of the Company, has any lessor or landlord exercised or received any notice of exercise, of any option, right of first offer or right of first refusal contained in any Lease, including any such option or right pertaining to purchase, expansion, renewal, extension or relocation; and (viii) the Company’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been materially disturbed.

(c)   With respect to the Leased Real Property, in each case in all material respects:  (i) the current use of such property and the operation of the Business does not violate the Lease or, to the Company’s Knowledge, any instrument of record or Contract affecting such property or any applicable Legal Requirements (without any fines or monetary Liabilities attached); (ii) to the Company’s Knowledge, all buildings, structures and other improvements included in the Leased Real Property, including all components thereof, are structurally sound, in good operating condition and repair, subject only to the provision of usual and customary maintenance provided in the ordinary course of business with respect to buildings, structures and improvements of like age and construction and all water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and other utilities and systems serving such property are sufficient to enable the continued operation of such property as it is now operated in connection with the conduct of the Company; (iii) to the Company’s Knowledge, except for the Leases, there are no leases, subleases, licenses, concessions or other Contracts, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Leased Real Property except in favor of the Company; and (iv) there are no parties in possession of the Leased Real Property other than the Company.

(d)   The Company is not party to any tangible personal property lease, including those for equipment, furniture, fixtures, computer hardware and leasehold improvements (the “Leased Personal Property”) pursuant to which such lease the Company is a lessee or has any rights of use or possession.

(e)   The Company has, in all material respects, good, valid and marketable title to all of the tangible assets, properties and interests owned (or a valid leasehold interest with respect to assets that are leased) by the Company and reflected on the Latest Balance Sheet, or acquired after the Latest Balance Sheet Date, free and clear of all Liens, except for Permitted Liens.

2.21   Environmental and Safety Matters.

(a)   To the Company’s Knowledge, the Company has complied in all material respects and is in material compliance with all Environmental and Safety Requirements (including all Permits and licenses required thereunder) without any fines or monetary Liabilities attached.  The Company has not received any written notice or, to the Company’s Knowledge, any oral notice, of any violation of, or any Liability under, any Environmental and Safety Requirements.  To the Company’s Knowledge, no facts or circumstances with respect to the operations of the Company at the Leased Real Property (including any onsite or offsite disposal or release of, or contamination by, hazardous materials, substances or wastes) or any other facilities owned, leased or operated by the Company on or prior to the Closing Date will hinder or prevent continued material compliance with, or give rise to any material Liability (including any corrective or remedial obligation) under any Environmental and Safety Requirements.

(b)   To the Company’s Knowledge, none of the Transaction Documents or the consummation of the Transactions shall impose any Liability on the Company or otherwise for site investigation or cleanup, or notification to or consent of any government agencies or third parties under any Environmental and Safety Requirements (including any so called “transaction-triggered” or “responsible property transfer” laws and regulations).

2.22   Governmental Licenses and Permits; Legal Compliance.  There are no material permits, licenses, franchises, certificates, approvals, consents, certificates of authorization, registrations or other authorizations of any Governmental Entity, or other similar rights (together with any renewals, extensions, or modifications thereof and additions thereto, collectively, the “Permits”) that are owned or possessed by the Company or used by the Company in, or necessary for, the conduct of the Business.

2.23   Absence of Certain Developments.  From the date of the Latest Balance Sheet to the Closing Date there has not been any Company Material Adverse Effect.  Except as set forth on Schedule 2.23 or as expressly contemplated by the Transaction Documents, from the date of the Latest Balance Sheet to the Closing Date, the Company has not:

(a)   operated the Business other than in the ordinary course consistent with its past practice;

(b)   issued, sold or transferred any notes, bonds or other debt securities or any capital stock, equity interests, securities convertible, exchangeable or exercisable into capital stock or equity interests, or warrants, options or other rights to acquire capital stock or equity interests, of the Company;

(c)   borrowed any amount or incurred or become subject to any material Indebtedness or other material Liabilities, except trade payables and accrued liabilities incurred in the ordinary course of business;

(d)   mortgaged, pledged or subjected to any Lien (other than Permitted Liens) any portion of its properties or assets;

(e)   sold, leased, licensed (as licensor), assigned, disposed of or transferred any of its material assets (whether tangible or intangible), except (i) in the ordinary course of business, (ii) sales of assets not in excess of $25,000 in the aggregate and (iii) licenses granted to customers in the ordinary course of business pursuant to Contracts containing terms and conditions substantially similar to the terms and conditions of the Company’s standard customer or client agreement;

(f)   disclosed any material proprietary confidential information to any Person that is not subject to any confidentiality agreement or obligation;

(g)   suffered any extraordinary losses, or waived any rights of material value, whether or not in the ordinary course of business;

(h)   suffered any theft, damage, destruction or casualty loss in excess of $25,000 to its assets not covered by insurance;

(i)   entered into, amended, accelerated or terminated any Contract disclosed on Schedule 2.9(a), taken any action or entered into any transaction involving more than $100,000 or otherwise outside the ordinary course of business;

(j)   (i) made or granted any bonus or increase in the compensation or benefits of any employee, officer or Independent Contractor of the Company in contemplation of the Transactions or other similar transactions or (ii) entered into, amended, modified or terminated any Employee Benefit Plan, except pursuant to any applicable Legal Requirement or as contemplated by Section 4.7;

(k)   made any capital expenditures or commitments therefor (other than in the ordinary course of business and in amounts necessary to support ongoing business operations) of more than $100,000 in the aggregate;

(l)   delayed or postponed the repair and maintenance of its properties or the payment of accounts payable, accrued liabilities and other obligations and Liabilities;

(m)   made loans or advances to, guarantees for the benefit of, or any investments in, any Persons in excess of $25,000 in the aggregate;

(n)   instituted or settled any claim or lawsuit involving equitable or injunctive relief or the payment by or on behalf of the Company of more than $25,000 in the aggregate;

(o)   entered into any Affiliated Contract or distributed any assets or property to any Insiders, except for compensation paid to Insiders in the ordinary course of business;

(p)   acquired any other business or entity (or any significant portion or division thereof), whether by merger, consolidation or reorganization or by the purchase of substantially all of its assets or capital stock or other securities;

(q)   (i) changed any Tax election or Tax accounting method, (ii) filed any amended Tax Return or claim for refund, (iii) consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, (iv) settled or comprised any Action, controversy or audit relating to Taxes, or (v) incurred any Liability for Taxes, in each case, that would result in the creation of any Lien (other than Permitted Liens) on any of the Purchased Assets or that would otherwise have an adverse effect on Buyer; or

(r)   committed or agreed, in writing or otherwise, to do any of the foregoing, except as expressly contemplated by the Transaction Documents.

2.25   Officers and Powers of Attorney.  Schedule 2.25 lists the names of all incumbent directors or officers (or similar positions) of the Company.  No other Person holds powers of attorney from the Company.

2.26   Questionable Payments.  To the Knowledge of the Company, neither the Company nor any of the Company’s directors, officers, persons holding similar positions to directors or officers, agents, employees or any other person or entity acting on behalf of the Company has, on behalf of the Company: (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payments to government officials or employees, or foreign government officials or employees, from corporate funds, (iii) established or maintained any unlawful or unrecorded fund of corporate monies or other assets, (iv) made any false or fictitious entries on the books of account of the Company for the purpose of disguising any unlawful contributions, gifts, expenses or payments, or (v) made or received any bribe, payoff, influence payment, kickback or other unlawful payment.

2.27   Investment Company Status.  The Company is not and has not been at any time, nor is the Company controlled by (or has ever been controlled by) any Person who is (or was at such time), an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

2.28   No Other Representations or Warranties.  Except for the representations and warranties contained herein, neither the Company nor any Shareholder makes any other representations or warranties, express or implied, and the Company and each Shareholder hereby disclaims any such other representations or warranties, whether by the Company, any Shareholder or any other Person, with respect to this Agreement and the transactions contemplated hereby.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

As a material inducement to the Shareholders and the Company to enter into and perform their respective obligations under this Agreement, Buyer and/or Parent, as applicable, represents and warrants that the statements contained in this Article 3 are true and correct as of the Closing Date.

3.1   Organization.  Buyer and Parent each is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and possesses all requisite corporate power and authority and all licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and to carry out the Transactions.

3.2   Authorization of Transaction.  Buyer and Parent each has full corporate power and authority to execute and deliver this Agreement and the Transaction Documents and to perform its obligations hereunder and thereunder.  The execution, delivery and performance of the Transaction Documents to which Buyer and/or Parent is a party have been duly authorized by such Party.  Each of the Transaction Documents to which Buyer and/or Parent is a party constitutes the valid and legally binding obligation of such Party, enforceable in accordance with its terms and conditions.

3.3   Noncontravention.  The execution and delivery by Buyer and Parent of this Agreement, and all other Transaction Documents to which each is a party, as applicable, and the fulfillment of and compliance with the respective terms hereof and thereof, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Lien upon the securities or any asset or property of Buyer or Parent pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any exemption or other action by or notice or declaration to, or filing with, or other consent from, any Governmental Entity pursuant to, the charter or bylaws or equivalent governing document of Buyer or Parent, or any Legal Requirement to which Buyer or any of its Affiliates or any of their assets or properties is subject (excluding any notice, filing or other action that may be required pursuant to the Exchange Act or any state securities or state “Blue Sky” laws), or any Contract, order, judgment or decree to which Buyer, Parent or any of their respective assets or properties is subject.

3.4   Parent Stock. All shares of Parent Stock which may be issued pursuant to the Transactions, when issued in accordance with the terms of the Transaction Documents, will be validly issued, fully paid and nonassessable, free and clear of any Liens created by Parent (including restrictions on rights of disposition other than restrictions created under applicable securities laws) and not subject to any preemptive rights created by statute, the Amended and Restated Certificate of Incorporation or Bylaws of Parent or any Contract to which Parent is a party or by which it is bound.

3.5   SEC Documents; Financial Statements.  Since January 1, 2014, Parent has timely filed or furnished all forms, reports, schedules, statements and other documents required to be filed or furnished by it with the SEC, together with all certifications required pursuant to the Sarbanes-Oxley Act (these documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein and schedules and exhibits thereto, collectively, the “Parent SEC Documents”) since the end of Parent’s most recent fiscal year.  Parent has delivered or made available to the Company accurate and complete copies of the Parent SEC Documents and of all comment letters received by Parent from the staff of the SEC since the end of Parent’s most recent fiscal year and all responses to such comment letters by or on behalf of Parent.  No Subsidiary of Parent is required to file with or furnish to the SEC any forms, reports, schedules, statements or other documents.  As of their respective filing dates, each Parent SEC Document and all Parent SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and the rule and regulations of the SEC thereunder, and none of the Parent SEC Documents as of their respective filing dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a Parent SEC Document filed subsequently (but prior to the Closing Date).  The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the “Parent Financial Statements”) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied and Regulation S-X of the SEC (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q under the Exchange Act) and present fairly, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries at the dates thereof and the consolidated results of its operations, changes in shareholders’ equity and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end adjustments). As of the date of the Parent Financial Statements, there has been no change in Parent’s accounting policies except as described in the notes thereto.

3.6   Litigation.  As of the Closing Date, there is no Action pending before any court of competent jurisdiction (or, to the knowledge of Parent or Buyer, threatened in writing) against Parent or Buyer, any of the Subsidiaries of Parent or any of their respective assets or properties or any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with Parent or Buyer or any Subsidiaries or Parent) that would have a material adverse effect on Parent and its Subsidiaries taken as a whole.

3.7   Buyer.  Buyer is a direct wholly-owned Subsidiary of Parent and (a) was formed solely for the purpose of engaging in the Transactions, (b) has engaged in no other business activities and (c) has conducted its operations only as contemplated by the Transaction Documents.  All of the issued and outstanding equity of Buyer is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Parent free and clear of all Liens, options, rights of first refusal, stockholder agreements, limitations on Parent’s voting rights and other encumbrances of any nature whatsoever.

3.8   Absence of Certain Changes.  Except as expressly contemplated by this Agreement, between the date of Parent’s most recent quarterly report on Form 10-Q required to be filed with the SEC and the Closing Date, there has not occurred any change, effect or event that has had a material adverse effect on Parent and its Subsidiaries taken as a whole and would be required to be disclosed on Form 8-K under the Exchange Act.

3.9   Solvency.  Neither Parent nor Buyer is Insolvent nor will be rendered Insolvent by any of the Transactions.

3.10   Brokers.  Except as set forth on Schedule 3.10, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Transactions based on any Contract to which Buyer is a party or otherwise binding upon Buyer, and Buyer has not made, and Buyer is not obligated to make, any payment to any Person in connection with the Transactions.

3.11   No Other Representations or Warranties.  Except for the representations and warranties contained herein, neither Parent nor Buyer makes any other representations or warranties, express or implied, and Parent and Buyer hereby disclaim any such other representations or warranties, whether by Parent, Buyer or any other Person, with respect to this Agreement and the transactions contemplated hereby.

ARTICLE 4
ADDITIONAL AGREEMENTS

4.1   Expenses.  Except as otherwise provided in any Transaction Document, each Party hereto shall pay all of its own fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of the Transaction Documents, the performance of its obligations hereunder and thereunder and the consummation of the Transactions (whether consummated or not).

4.2   Trademarks; Tradenames; Domain Names.  As of the Closing Date, the Company shall cease using the name “CrossView” or any trademarks, tradenames, service marks or service names included in the Purchased Assets, in any of their forms or spellings, and reasonably promptly thereafter shall change the corporate name of the Company so as to not contain any of the foregoing.

4.3   Certain Payments and Correspondence.  The Company shall promptly remit to Buyer all amounts received by the Company following the Closing Date in payment for any Purchased Assets acquired by Buyer pursuant to this Agreement (unless such payments constitute Excluded Assets).  Payments remitted to Buyer pursuant to this Section 4.3 shall be in the form received by the Company and shall be held in trust pending remittance to Buyer.  Buyer shall promptly remit to the Company all amounts received by Buyer following the Closing Date in payment for any Excluded Assets retained by the Company pursuant to this Agreement (unless such payment constitutes Purchased Assets).  Payments remitted to the Company pursuant to this Section 4.3 shall be in the form received by Buyer and shall be held in trust pending remittance to the Company. In addition, the Company shall promptly forward to Buyer any and all correspondence and similar items received by the Company following the Closing Date in respect of the Purchased Assets or the Business (other than in respect of the Excluded Assets), and Buyer shall promptly forward to the Company any correspondence and similar items received by Buyer following the Closing Date in respect of the Excluded Assets.

4.4   Tax Matters.

(a)   Transfer Taxes.  The Company shall be liable for and shall hold Buyer harmless against any transfer, documentary, sales, use, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes and fees, including any penalties and interest thereon, that become payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”).  The Parties shall cooperate in filing such forms and documents as may be necessary to permit any such Transfer Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure, and to obtain any exemption or refund of any such Transfer Tax.

(b)   Tax Deficiencies.  The Company shall not permit to exist any Tax deficiencies (including penalties and interest) of any kind assessed against or relating to the Company with respect to any taxable periods ending on or before, or including, the Closing Date of a character or nature that could reasonably be expected to result in Liens (other than Permitted Liens) or claims on any of the Purchased Assets or on Buyer’s title or use of the Purchased Assets following the Closing or that would reasonably be expected to result in any claim against Buyer.

(c)   Apportioned Taxes.  Subject to Section 4.4(a), all real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between the Company and Buyer as of the Closing Date based on the number of days of such taxable period ending on the day immediately prior to the Closing Date (“Pre-Closing Apportioned Period”) and the number of days of such taxable period beginning from the Closing Date through the end of such taxable period (the “Post-Closing Apportioned Period”).  The Company shall be liable for the proportionate amount of Apportioned Obligations that is attributable to the Pre-Closing Apportioned Period.  Buyer shall be liable for the proportionate amount of the Apportioned Obligations that is attributable to the Post-Closing Apportioned Period.  Based upon the Closing Date Balance Sheet, as finally determined pursuant to Section 1.4(c), Buyer shall prepare and provide to the Company a statement setting forth the amount of reimbursement to which each is entitled under this Section 4.4(c) (which shall take into account, any Taxes previously overpaid by a Party) together with such supporting evidence as is reasonably necessary to calculate such amount to be reimbursed; provided, however, that if the Company disagrees with such statement by providing written notice to Buyer, resolution of any such dispute shall be resolved in accordance with procedures similar to those set forth in Section 1.7.  Such amount shall be paid by the Party owing it to the other Party as part of the post-Closing adjustment set forth in Section 1.4(c).  Thereafter, Buyer shall notify the Company upon receipt of any bill for real property Taxes, personal property Taxes or similar ad valorem obligations relating to the Purchased Assets, part or all of which are attributable to the Pre-Closing Apportioned Period, and shall promptly deliver such bill to the Company who shall pay the same to the appropriate Governmental Entity; provided, however, that if such bill also relates to the Post-Closing Apportioned

Period, the Company shall remit, prior to the due date of assessment, to Buyer payment only for the proportionate amount of such bill that is attributable to the Pre-Closing Apportioned Period.  If either the Company or Buyer shall make a payment for which it is entitled to reimbursement under this Section 4.4(c), the party that is liable for such payment pursuant to this Section 4.4(c) shall make such reimbursement promptly but in no event later than ten (10) Business Days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.  Any Tax refunds, credits or overpayments attributable to real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets shall be apportioned between Buyer and the Company in accordance with the apportionment provided in this Section 4.4(c).

(d)   Cooperation on Tax Matters.  The Parties shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns, and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention for the period of the statute of limitations and (upon the other Party’s reasonable request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Each Party shall provide to the other, within ten (10) Business Days of the receipt thereof, any tax related communications and notices it receives which may impact the other Party’s Tax Liability or filing responsibilities.  Prior to destroying or disposing of any records or information relating to Taxes of the Company for periods (or portions thereof) ending on or prior to the Closing Date, Company shall give Buyer thirty (30) days’ prior written notice and Buyer shall have the right to take possession of such records and information.

4.5   Confidentiality; Non-Compete; Non-Solicitation.  In further consideration for the payment of the Purchase Price hereunder, the Company and each Shareholder agree as follows (except that no Shareholder shall be liable for any breach of this Section 4.5 by any other Shareholder):

(a)   Each Shareholder and the Company acknowledge and agree that the Purchased Assets include Confidential Information of the Company and each Shareholder has had access to Confidential Information of the Company.  The Company and each Shareholder agree that, unless such Party first secures the written consent of an authorized representative of Buyer, such Party shall not use (and shall cause its respective agents, representatives, Affiliates, employees, officers and directors not to use) for itself or anyone else, and shall not disclose to others, any Purchased Assets which constitute Confidential Information, other than (i) on behalf of and for the benefit of Buyer or its Affiliates or (ii) to the extent such use or disclosure is required by Legal Requirement or order of any Governmental Entity (in which event the Company and each Shareholder, as applicable, shall, to the extent permitted by applicable Legal Requirements, inform Buyer in advance of any such required disclosure, shall, at Buyer’s sole expense, cooperate with Buyer in all reasonable ways in obtaining a protective order or other protection in respect of such required disclosure, and shall limit such disclosure to the extent reasonably possible while still complying with such requirements).  The Company and each Shareholder shall use reasonable care to safeguard any Purchased Assets which constitute Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

(b)   The Company and each Shareholder further agree that, at any time requested, such Party shall reasonably promptly deliver to Buyer or destroy, at such Party’s sole option, all Confidential Information and all copies thereof in its possession and control, in whatever form or medium, including, without limitation, written records, optical, magnetic or digital media, and all other materials to the extent containing or embodying any such Purchased Assets which constitute Confidential Information.  If Buyer requests, the Company and each Shareholder, as applicable, shall reasonably promptly provide written confirmation that such Party has returned all such materials.

(c)   In addition to, and without limitation of, any term or provision of any employment agreement between Buyer or its Affiliates and a Shareholder, the Company and each Shareholder agree that during the period beginning on the Closing Date and ending on December 31, 2017 (the “Non-compete Period”), neither the Company nor any Shareholder shall (directly or indirectly), either for itself, or on behalf of any other Person (other than on behalf of Buyer and its Affiliates), own, manage, control, participate in, consult with, render services for or in any other manner engage in a Competing Business or accept employment with any Company Competitor which conducts a Competing Business in any country or jurisdiction, domestic or foreign, in which the Company or Buyer or its Affiliates conduct the Business as of the Closing Date (collectively, the “Restricted Countries”).  For purposes of this Section 4.5, the term “participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, seller, franchisor, franchisee, creditor, or owner; provided, however,  that the foregoing activities shall not include passive ownership of less than two percent (2%) of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market.  The Company and each Shareholder agrees that each of the covenants of this Section 4.5 are independent covenants and each such covenant is reasonable with respect to its duration, geographical area and scope.

(d)   During the Non-compete Period, neither the Company nor any Shareholder shall (directly or indirectly), either for itself, or on behalf of any other Person (other than on behalf of Buyer or its Affiliates) (i) solicit, induce or attempt to induce any individual who, as of the date hereof, is an employee of the Company, or, pursuant to the terms hereof becomes an employee of Buyer or its Affiliates, to leave the employ of Buyer or its Affiliates, or (ii) solicit, hire or employ any individual who was an employee of the Company or Buyer or its Affiliates at any time during the six (6) month period immediately prior to the date hereof; provided, however, that the foregoing shall not prevent the Company or any Shareholder from (A) placing general advertisements or other general solicitations which are not specifically directed at such Persons or (B) from soliciting and/or hiring any Person whose employment with the Company or Buyer or its Affiliates has been terminated at least six (6) months prior to the date of such soliciting and/or hiring.

(e)   Without limitation of Section 4.5(c), during the Non-compete Period, neither the Company nor any Shareholder shall (directly or indirectly), either for itself, or on behalf of any other Person, (i) divert, take away, solicit on behalf of a Company Competitor, or provide any services on behalf of a Company Competitor to any Company Customer, Prospective Customer, supplier, licensee or licensor of the Company or Buyer or its Affiliates, with respect to products and/or services that are currently being provided by the Company or Buyer or its Affiliates or which the Company is currently in the process of developing (in each case, other than on behalf of Buyer or its Affiliates), or (ii) induce or attempt to induce any customer, client, supplier, licensee, licensor or other business relation of the Company or Buyer or its Affiliates, to cease doing business with the Company or Buyer or its Affiliates.

(f)   The Company and each Shareholder acknowledge that the scope of the Business relating to the Purchased Assets extends throughout the Restricted Countries (such that is not practical to limit the restrictions contained in this Section 4.5 to a specified geographic area within the Restricted Countries) and, that the Company and each Shareholder has had direct or indirect knowledge and/or oversight (and, in the case of an employee of the Company, responsibilities and duties with respect to) the Business, including that relating to the Purchased Assets, and its and their current and prospective employees, vendors, customers, clients and other business relations, and that, accordingly, the restrictions contained in this Section 4.5 are reasonable in all respects and necessary to protect the goodwill and Confidential Information included in the Purchased Assets and that, without such protection, the customer and client relationships and competitive advantages relating to the Purchased Assets would be materially adversely affected.  It is specifically recognized by the Company and each Shareholder that his or her services to the Company relating to the Purchased Assets are special, unique, and of extraordinary value, that Buyer has a protectable interest in prohibiting the Company and each Shareholder as provided in this Section 4.5, that, each Shareholder was responsible for the creation and preservation of the Company goodwill relating to the Purchased Assets, that money damages are insufficient to protect such interest, and that such prohibitions are necessary and appropriate and are given in consideration of the payments being made to the Company hereunder as to which each Shareholder will directly benefit.  Each Shareholder further acknowledges that the restrictions contained in this Section 4.5 do not impose an undue hardship on him or her and, since he or she has general business skills which may be used in industries other than that in which the Company conducts the Business and do not deprive such Shareholder of his or her livelihood.

(g)   If, at the time of enforcement of this Agreement, a court or arbitrator’s award holds that the restrictions stated in this Section 4.5 are unreasonable under circumstances then existing, the Parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.  The Parties hereto agree that money damages may not be an adequate remedy for any breach of this Agreement.  Therefore, in the event of a breach or threatened breach of any provisions of this Section 4.5 that is continuing, Buyer, its successors and permitted assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof and may withhold any payments due the Company hereunder pending a final determination thereof.  In addition, in the event of a breach or violation by the Company or any Shareholder of this Section 4.5, the Non-compete Period with respect to such Party shall be tolled until such breach or violation has been duly cured.  In the event an arbitrator or a court of competent jurisdiction determines that the Company or a Shareholder has breached any provision of this Section 4.5, in addition to all other rights and remedies, Buyer shall be entitled to an equitable accounting of all earnings, profits and other benefits arising from any such breach, offset any damages or other award against any payments due to the Company hereunder, including any reasonable attorneys’ fees incurred in connection with such breach.

(h)   The Company and each Shareholder acknowledge, represent and warrant that: (i) sufficient consideration has been given to such Party by Buyer with respect to the transactions contemplated by this Agreement; (ii) he or she has consulted with independent legal counsel regarding his or her rights and obligations under this Section 4.5, (iii) he or she fully understands the terms and conditions contained herein, and (iv) the agreements in this Section 4.5 are reasonable and necessary for the protection of Buyer and are an essential inducement to Buyer to enter into this Agreement.

4.6   Litigation Support.  In the event that, and for so long as, any Party is actively contesting or defending against any Action in connection with (i) any transaction contemplated by any of the Transaction Documents or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Purchased Assets or the Transactions, each of the other Parties will reasonably cooperate with such contesting or defending Party and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under the provisions of this Agreement).

4.7   Employee and Related Matters.

(a)   Transferred Employees.  As of the Closing Date, and in accordance with the Offer Letter, Buyer shall offer to employ each employee and Excluded Independent Contractor of the Company set forth on Schedule 4.7(a) (the “Business Employees”) upon the same (or comparable as a whole) terms and conditions of employment, including base salary, commission, bonus and incentive compensation and severance, in each case as set forth in Schedule 4.7(a) and shall offer to provide employee benefits in accordance with Section 4.7(c).  Effective as of immediately prior to the Closing, the Company shall have terminated the employment of all Business Employees.  The Business Employees who accept employment with Buyer are referred to herein as “Transferred Employees.”  Buyer shall credit as time employed by Buyer each Transferred Employee’s time employed by the Company with respect to each of Parent’s and/or Buyer’s Employee Benefit Plans, as applicable, to the extent provided in Section 4.7(c).  Buyer shall (i) accept transfer of the earned and accrued but unused vacation time of the Transferred Employees, with such employees’ consent, and (ii) provide the Transferred Employees with a reasonable opportunity to use such time, which otherwise shall be subject to Buyer’s policies after the Closing Date.  Buyer shall assume all ongoing severance obligations of the Company to the Transferred Employees, which obligations shall be the responsibility of Buyer after the Closing Date provided, however, that, in the interest of clarity, the Company shall be responsible for all Transferred Employee severance obligations occurring prior to or on the Closing Date (including any severance obligation arising by reason of the termination of the Transferred Employee by the Company as provided in the second sentence of this Section 4.7(a).  Except as described in this Section 4.7, neither Buyer nor any of its Affiliates shall have any Liability with respect to any Business Employee or other or former employee or retiree of the Company who is not a Transferred Employee (including any Person currently covered by any Employee Benefit Plan of the Company who is not a Transferred Employee), regardless of when such Liability arises or occurred (whether on, prior to or after the Closing Date).  Buyer shall assume all Liabilities with respect to all Transferred Employees; provided, however, that except as otherwise expressly provided in this Section 4.7, the Company shall pay all wages, salaries and other compensation and employee benefits (including any commissions, bonuses, incentive compensation payments, severance pay, notice pay, insurance, supplemental pension, deferred compensation, “stay” or other similar incentive bonuses, change-in-control bonuses (or other bonuses or compensation related in any way to the execution, delivery or performance of this Agreement), retirement and any other related benefits, premiums, claims and related costs) that become due (x) to any of the Transferred Employees and that relate to any period prior to or as of the Closing Date, and (y) at any time to any Business Employee who is not a Transferred Employee.  Buyer shall be solely responsible for the payment of all wages, salaries and other compensation and employee benefits (including any commissions, bonuses, incentive compensation payments, severance pay, notice pay, insurance, supplemental pension, deferred compensation, “stay” or other similar incentive bonuses, change-in-control bonuses (excluding bonuses or compensation related in any way to the execution, delivery or performance of this Agreement), retirement and any other related benefits, premiums, claims and related costs) to any of the Transferred Employees arising out of their employment with Buyer on or after the Closing Date.  Neither Buyer nor any of its Affiliates shall assume any Liability with respect to any Employee Benefit Plan of the Company or other employee benefit plan of any kind or nature maintained by the Company for any of its employees, former employees or retirees.

(b)   Benefits Plans.  Prior to or on the Closing Date, the Company shall make all employee and required employer contributions with respect to the Transferred Employees’ employment service to the Company’s 401(k) plan (the “Company 401(k) Plan”) and shall cause the accounts of all Transferred Employees under the Company 401(k) Plan to become fully vested as of the Closing Date.  Prior to the date hereof, to the extent applicable, the Company has taken irrevocable action to terminate and liquidate all agreements, methods, programs and other arrangements sponsored by the Company with respect to which deferrals of compensation are treated as having been deferred under a single plan under Treasury Regulation §1.409A-1(c)(2), effective immediately after the Closing Date, and the Company shall make payment in full of all amounts payable under the Employee Benefit Plan and all such other agreements, methods, programs and other arrangements, excluding the Company 401(k) Plan, by no later than the first regularly scheduled payroll date of the Company following the Closing, but in any event, no later than twenty (20) days after the Closing Date.  Within sixty (60) days after the Closing Date, the Company shall take all necessary and appropriate actions to terminate the Company 401(k) Plan.

(c)   Employee Benefits.  In accordance with Schedule 4.7(c), Buyer shall permit Transferred Employees to be eligible to participate in all employee plans and benefit arrangements maintained by Buyer or its Affiliates which are comparable to those of the Company which such Transferred Employee was eligible to participate as of the day prior to the Closing Date, in accordance with the then prevailing terms of Buyer’s or its Affiliate’s comparable employee plans and benefit arrangements, provided, however, that (i) nothing herein shall prevent Buyer or its Affiliate from terminating the employment of any such Transferred Employee or modifying or terminating such plans from time to time, (ii) for purposes of any length of service requirements, waiting periods or vesting periods in any such plan for which a Transferred Employee may be eligible after the Closing Date, Buyer or its Affiliate shall, to the extent permitted thereunder, agree that service by such Transferred Employee with the Company shall be deemed to have been service with Buyer or its Affiliate, provided, further, that such crediting of service does not result in a duplication of benefits, and (iii) all Transferred Employees of the Company and their spouses and dependents who are covered under the Company’s health plan at the time of the Closing shall be covered after the Closing Date under a group health plan of Buyer or its Affiliate as set forth in Schedule 4.7(c). The Company shall remain liable for all group health plan continuation coverage pursuant to the requirements of Section 601, et seq. of ERISA and Section 4980B of the Code (“COBRA”), for all Business Employees and other current or former employees in each case who are not Transferred Employees to the extent required thereunder, and the Company acknowledges and agrees that Buyer is not assuming any of the Company’s obligations to any such Business Employees and other current or former employees in each case that are not Transferred Employees.  Buyer agrees to provide any benefits required under COBRA with respect to any Transferred Employees whose employment with Buyer ends after the Closing Date.  It is the intent of the Parties that, except as set forth in Schedule 4.7(c),  the Company shall be responsible for providing welfare benefits (including, without limitation, medical, hospital, dental, accidental death and dismemberment, life, disability and other similar benefits) to all of its current and former employees, including, without limitation, Transferred Employees, for all benefit claims incurred prior to the Closing Date under and subject to the generally applicable terms and conditions of the employee benefit plans, programs and policies in which such employees were entitled to participate prior to the Closing Date, and Buyer shall be responsible for providing such benefits for claims incurred on or after the Closing Date under and subject to the generally applicable terms and conditions of Buyer’s or its Affiliate’s employee benefit plans, programs and arrangements as amended from time to time.  For purposes of this paragraph, a claim is “incurred” on the date the applicable medical or dental services are rendered, drugs or other medical equipment are purchased or used, as the case may be, or, in the case of a confinement, the related expenses are deemed incurred per diem.

(d)   Mutual Cooperation.  Subject to applicable Legal Requirements (including any privacy laws), the Company shall at Closing provide to Buyer all information or copies of personnel records (including addresses, dates of birth, dates of hire, work- and pay-related and dependent information) relating to the Transferred Employees or relating to the service of Transferred Employees with the Company (and predecessors of the Company, as applicable) prior to the Closing Date.  Subject to applicable Legal Requirements (including any privacy laws), the Company and Buyer shall each cooperate with the other and shall provide to the other such documentation, information and assistance as is reasonably necessary to effect the provisions of this Section 4.7.

(e)   Additional Covenants.  Except as otherwise expressly provided in this Section 4.7, the Company shall retain all Liabilities in respect of the Employee Benefit Plans of the Company, whether incurred on, prior to, or after the Closing.  All claims incurred by Transferred Employees on or prior to the Closing Date under the Employee Benefit Plans of the Company shall be covered pursuant to the terms and conditions of such Employee Benefit Plans.  For purposes of this paragraph, a claim shall be deemed to be incurred on the date on which medical or other treatment or service is rendered and not the date of the submission of the claim related thereto.

(f)   Employee Wages Tax Reporting.  With respect to the Transferred Employees, the Parties shall (i) treat Buyer as a “successor employer” and the Company as a “predecessor employer” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code for purposes of Taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act, and (ii) utilize, or cause their respective Affiliates to utilize, the standard procedure set forth in Section 4 of Revenue Procedure 2004-53, 2004-34 I.R.B.320 (Aug. 23, 2004) for wage reporting.

(g)   To the extent set forth in Schedule 4.7(c), Buyer shall reimburse the Company for all compensation and benefits provided to Transferred Employees following the Closing Date.

4.8   Maintenance of the Existence of the Company.  At all times from and after the Closing Date until the third anniversary of the Closing Date, the Company shall, and the Shareholders shall cause the Company to, remain in existence, and the Company shall not, and the Shareholders shall cause the Company not to, wind-up, liquidate or dissolve or take any action contemplating any of the foregoing; provided, however, that nothing in this Section 4.8 shall be deemed to prevent, limit or restrict the Company from distributing all or any portion of the Purchase Price (or any amounts collected by or on behalf of the Company following the Closing Date) at any time following the Closing if otherwise permitted by applicable Legal Requirements.

4.9   Reports Under the Exchange Act. With a view to making available to the Company the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time (assuming the Company’s compliance with such rule or regulation) permit the Company to sell Parent Stock received hereunder to the public without registration, Parent shall use reasonable commercial efforts to:

(a)   make and keep available adequate current public information, as those terms are understood and defined in Rule 144;

(b)   file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act, for so long as Parent remains subject to such requirements, and the filing of such reports is required for sales under Rule 144; and

(c)   furnish to the Company, so long as it owns any Parent Stock issued hereunder, upon request: (i) to the extent accurate, a written statement by Parent that it has complied with the reporting requirements of Rule 144, the Securities Act, and the Exchange Act; and (ii) such other information as may be reasonably requested in availing the Company of any rule or regulation of the SEC that permits the selling of any such securities without registration.

4.10   Removal of Restrictive Legend. Upon the request of the Company after it has complied with the requirements of Rule 144 under the Securities Act, Parent shall, and shall cause its representatives to, remove the restrictive legend from the Parent Stock issued hereunder stating that such Parent Stock may not be resold in the public marketplace unless the sale is exempt from the Securities Act’s registration requirements. The Company shall provide Parent with the customary certifications necessary for Parent to satisfy the foregoing requirement.

4.11   Immigration Matters.  Buyer or its Affiliates shall accept and assume all obligations, liabilities, and undertakings under the Labor Condition Applications filed by the Company and shall  maintain in its records a list of the H-1B nonimmigrants transferred to Buyer or its Affiliates and a public access file for each H-1B nonimmigrant transferred to Buyer or its Affiliates.

4.12    Further Assurances.  The Parties shall execute such further instruments and take such further actions as may reasonably be necessary to carry out the transactions contemplated by this Agreement and the intent of this Agreement.

ARTICLE 5
DELIVERABLES

5.1   Company Deliverables.  At the Closing, the Company and the Shareholders shall deliver, or cause to be delivered, the following documents to Buyer:

(a)   Executed counterparts to each Transaction Document to which the Company or any Shareholder is a party.

(b)   Each of the third party consents and estoppel certificates with respect to the Assumed Contracts set forth on Schedule 5.1(c) hereto, in each case in the form and substance reasonably satisfactory to Buyer, duly executed by such third party.

(c)   The Bill of Sale, duly executed by the Company.

(d)   The Assumption Agreement duly executed by the Company.

(e)   The Shareholder Employment Agreements executed by the applicable Shareholder.

(f)   A certificate of the Secretary of the Company, in his or her capacity as such, dated as of the Closing Date, certifying as to (i) the copies of the Company’s articles of incorporation and bylaws, each as in effect from the date of this Agreement until the Closing Date, and (ii) resolutions adopted by each of the Company’s board of directors and stockholders authorizing the Company to perform all of its obligations relating to the Closing and to consummate the transactions contemplated by this Agreement.

(g)   A certificate of the Secretary of State of Florida stating that the Company is in good standing, dated as of a date not earlier than ten (10) Business Days prior to the Closing Date.

(h)   Certificate of non-foreign status described in Treasury Regulations Section 1.1445-2(b)(2) from the Company in a form reasonably satisfactory to Buyer.

(i)   The Company’s wire instructions for payment of the Closing Payment; and

5.2   Buyer Deliverables.  At the Closing, Buyer shall deliver the following documents to the Company:

(a)   Executed counterparts of each Transaction Document to which Buyer or Parent is a party.

(b)   For each of Buyer and Parent, a certificate of an authorized officer of such Party certifying resolutions of the Board of Directors of such Party adopting and approving the execution and delivery of each Transaction Document to which such Party is a party, and the consummation of the Transactions.

(c)   The Assumption Agreement duly executed by Buyer.

ARTICLE 6
REMEDIES FOR BREACHES OF THIS AGREEMENT AND OTHER MATTERS

6.1   Survival of Representations and Warranties.  All of the representations and warranties of the Company and the Shareholders, on the one hand, and Buyer and Parent, on the other hand, set forth in any Transaction Document or in any certificate delivered pursuant thereto shall survive the execution and delivery of such Transaction Document and the consummation of the Transactions as provided in Section 6.2(b) and Section 6.3(b), respectively.

6.2   Indemnification of Buyer.

(a)   Subject to the limitations set forth in Section 6.2(b) and Section 6.2(c), the Company and each Shareholder (as to each Shareholder, severally and solely with respect to his or her respective Pro Rata Portion) shall indemnify Buyer, Parent and each of their respective Affiliates, officers, directors, employees, agents, representatives, successors and permitted assigns (each, a “Buyer Party”), and save and hold each of them harmless from and against, and pay on behalf of or reimburse any Buyer Party as and when incurred for, all Losses which any Buyer Party may incur, suffer, sustain or become subject to as a result of:

(i)   any breach of any representation or warranty made by the Company or any Shareholder and contained in this Agreement or in any certificate delivered by the Company in connection with the Closing;

(ii)   any breach of any covenant made by or in respect of the Company or any Shareholder under this Agreement; and

(iii)   any Excluded Asset or Excluded Liability.

(b)   Survival Date.  Neither the Company nor the Shareholders will be liable with respect to any claim made pursuant to Section 6.2(a)(i) for the breach of any representation or warranty contained in Article 2 of this Agreement unless written notice of a possible claim for indemnification with respect to such breach is given by a Buyer Party to the Company as follows (such date, with respect to each Section, is referred to herein as its “Survival Date”):

(i)   on or before the date which is thirty (30) days after the expiration of the applicable statute of limitations (including any extension or waivers thereof) with respect to claims arising under Section 2.8 (Tax Matters) or Section 2.16 (Compliance with Laws);

(ii)   at any time with respect to claims arising under Section 2.1 (Organization; Corporate Power and Licenses of the Company), Section 2.3 (Subsidiaries; Investments), and Section 2.4 (Authorization; No Breach), (the Sections referenced in this clause (ii) and Section 2.8 (Tax Matters) and Section 2.16 (Compliance with Laws) are collectively referred to herein as the “Company Fundamental Representations” and, individually, as a “Company Fundamental Representation”);

(iii)   on or before the date that is eighteen (18) calendar months from the Closing Date with respect to claims arising under any other Section of Article 2; and

(iv)   notwithstanding the foregoing and subject to the limitations set forth in Section 6.2(c), so long as written notice is given on or prior to the applicable Survival Date contained in this Section 6.2(b) with respect to any claim, the Company and the Shareholders shall be required to indemnify any Buyer Party for all Losses that any Buyer Party may suffer with respect to such claim until such claim is finally resolved.

(c)   Limitations.

(i)   Notwithstanding anything in this Agreement to the contrary, the Company and the Shareholders will not be liable to any Buyer Party for any Losses under Section 6.2(a)(i), (1) unless and until the aggregate amount of the Losses relating to all such claims exceeds $416,625.00 (the “Threshold”), at which time the Company and the Shareholders shall only be liable for the amount of such Losses in excess of the Threshold, and (2) to the extent that the aggregate liability of the Company and the Shareholders for all such Losses exceeds $6,943,750.00 (the “Cap”); provided, however, that the Threshold and Cap shall not apply to Losses resulting from breaches of the Company Fundamental Representations; provided, further, that notwithstanding any provision in this Agreement to the contrary, the Buyer Parties shall not be entitled to seek indemnification pursuant to this Article 6, and the Company and the Shareholders will not be liable to any Buyer Party, for any Losses under Section 6.2(a) in excess of the Purchase Price.

(ii)   The Company and the Shareholders shall not have any obligation to indemnify any Buyer Party with respect to any Losses to the extent such Losses were specifically taken into account on a dollar‑for‑dollar basis, in the Closing Payment adjustment as finalized pursuant to Section 1.4(c).

(iii)    Notwithstanding anything in this Agreement to the contrary, any indemnification under this Section 6.2 for Losses with respect to any breach of a representation or warranty in Section 2.8, and any recovery with respect to any such breach, shall be limited to Taxes ultimately determined to be due and owing for Pre-Closing Tax Periods.

6.3   Indemnification Provisions for Benefit of the Company and the Shareholders.

(a)   Subject to the limitations set forth in Section 6.3(b) and Section 6.3(c), Buyer and Parent shall jointly and severally indemnify the Company and the Shareholders and each of their respective Affiliates, officers, directors, employees, agents, representatives, heirs, successors and permitted assigns (each, a “Company Party”) and save and hold each of them harmless from and against, and pay on behalf of or reimburse any Company Party as and when incurred for, all Losses which any Company Party may incur, suffer, sustain or become subject to as a result of:

(i)   any breach of any representation or warranty made by Buyer and contained in this Agreement or in any certificate delivered by Buyer in connection with the Closing;

(ii)   any breach of any covenant or agreement of Buyer in this Agreement; and

(iii)   any Purchased Asset or Assumed Liability.

(b)   Survival Date. Buyer and/or Parent, as applicable, will not be liable with respect to any claim made pursuant to Section 6.3(a)(i) for the breach of any representation or warranty contained in Article 3 of this Agreement unless written notice of a possible claim for indemnification with respect to such breach is given by the Company to Buyer as follows:

(i)   at any time with respect to claims arising under Section 3.1 (Organization of Buyer), Section 3.2 (Authorization of Transaction) and/or Section 3.7 (Buyer) (the representations and warranties contained in the Sections referenced in this clause (i) are collectively referred to herein as the “Buyer Fundamental Representations” and, individually, as a “Buyer Fundamental Representation”);

(ii)   on or before the date that is eighteen (18) calendar months from the Closing Date with respect to claims arising under any other Sections of Article 3; and

(iii)   notwithstanding the foregoing and subject to the limitations set forth in Section 6.3(c), so long as written notice is given on or prior to the applicable Survival Date contained in this Section 6.3(b) with respect to any claim, Buyer and/or Parent, as applicable, shall be required to indemnify any Company Party for all Losses that any Company Party may suffer with respect to such claim until such claim is finally resolved.

(c)   Limitations.  Notwithstanding anything in this Agreement to the contrary, (A) Buyer and/or Parent, as applicable, will not be liable to any Company Party for any Losses under Section 6.3(a)(i), unless and until the aggregate amount of the Losses relating to all such claims exceeds the Threshold, at which time the Buyer and Parent shall only be liable for the amount of such Losses in excess of the Threshold; provided, however, that the Threshold and Cap shall not apply to Losses resulting from breaches of the Buyer Fundamental Representations.

6.4   Mutual Limitations on Indemnification.

(a)   In determining the liability of a Party for indemnification pursuant to this Article 6, no Loss shall be deemed to have been sustained to the extent of any proceeds previously received by such Party from any insurance recovery (net of all out-of-pocket costs directly related to such recovery) or other recovery from a third party (net of all out-of-pocket costs directly related to such recovery).  If an amount is actually recovered from an insurance carrier or other third party after a payment has been made by the Indemnifying Party pursuant to this Article 6, then the party receiving such amount shall promptly remit such amount to the Indemnifying Party.

(b)   In determining the liability of a Party for indemnification pursuant to this Article 6, no Loss shall be deemed to have been sustained to the extent of any Loss Tax Benefits.

(c)   No Party shall be liable to any other party for any consequential, special, punitive or exemplary damages, except to the extent payable to a third party pursuant to a Third Party Claim.

(d)   Any Loss for which any Company Party or any Buyer Party is entitled to indemnification under this Article 6 shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement. A claim for indemnification which is made by a Buyer Party under Section 6.2(a)(i) and one or both of Section 6.2(a)(ii) and Section 6.2(a)(iii), or by a Company Party under Section 6.3(a)(i) and one or both of Section 6.3(a)(ii) and Section 6.3(a)(iii), shall not be subject to the Threshold or Cap, unless it is determined that such claim is only a valid claim under Section 6.2(a)(i) and not under both of Section 6.2(a)(ii) and Section 6.2(a)(iii), or under Section 6.3(a)(i) and not under both of Section 6.3(a)(ii) and Section 6.3(a)(iii), as applicable .

(e)   Without limitation of their respective rights and obligations as set forth elsewhere in this Article 6, and subject to the procedures for indemnification claims set forth in this Article 6, the Buyer Parties and the Company Parties shall act in good faith and use commercially reasonable efforts to mitigate any Losses.

6.5   Matters Involving Third Parties.

(a)   If any Company Party or any Buyer Party seeks indemnification under this Article 6, such Person (the “Indemnified Party”) shall give written notice (a “Claim Notice”) to the other Person (the “Indemnifying Party”).  In that regard, if any Loss shall be brought or asserted by any third party which, if adversely determined, may entitle the Indemnified Party to indemnity pursuant to this  Article 6 (a “Third Party Claim”), the Indemnified Party shall promptly deliver a Claim Notice to the Indemnifying Party of the same.  Each Claim Notice shall, to the extent then known by the Indemnified Party, specify in reasonable detail the basis of and amount of the Loss contemplated by such Claim Notice (or, if the amount of such Loss is not liquidated, a Good Faith Damages Estimate of such Loss) and the facts pertaining thereto; provided that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from its obligations hereunder unless the delay in notice has a material adverse effect on the Indemnifying Party’s ability to successfully defend such claim or materially increases the amount of Losses with respect to such claim.

(b)   Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) days after the Indemnified Party has given notice of the Third Party Claim (or such shorter period as may be required to meet any filing deadlines set forth in the Claim Notice), (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party has the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) the Third Party Claim is not a claim asserted directly or on behalf of a Person that is a customer or client of Buyer, (v) the Indemnifying Party actively and diligently conducts the defense of the Third Party Claim, and (vi) if the Third Party Claim relates to Taxes, the Third Party Claim would not, in the good faith judgment of the Indemnified Party, materially and adversely affect the Indemnified Party in respect of any Taxes or any Taxable period for which the Indemnifying Party would not be liable hereunder.

(c)   So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 6.5(a), (i) the Indemnified Party may retain separate co‑counsel at its sole cost and expense and participate in the defense of the Third Party Claim, and (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be withheld unreasonably); provided, however, if a firm offer is made to settle a Third Party Claim without liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party may, after giving not less than ten (10) Business Days’ prior written notice to that effect to the Indemnified Party, settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim.

(d)   In the event that any of the conditions in Section 6.5(a) is or becomes unsatisfied, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys’ fees and expenses), and (iii) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 6.5 (but subject to the limitations contained in this Article 6).

6.6   Manner of Payment.

(a)   Subject to the limitations and terms and conditions of this Article 6, any indemnification payment due and payable by an Indemnifying Party (as agreed or ordered on final judgment) to an Indemnified Party pursuant to this Article 6 shall be satisfied within ten (10) Business Days after receipt by the Indemnifying Party of written demand therefor.  If at any time any amounts are due by the Company to Buyer under this Article 6 or otherwise, and concurrently, any amounts are due by Buyer to the Company, including any amount due as payment of the Purchase Price, such respective payment obligations shall be offset against each other and the net amount shall be payable by the applicable Party to the other.  Without limiting any other right or remedy hereunder, Buyer shall have the right to withhold any payment due to the Company hereunder, including payment of the Purchase Price, at any time that a payment is due under this Article 6 (other than as agreed by the parties or as determined by a final, non-appealable court order).

(b)   Any indemnification payments made pursuant to this Agreement shall be treated as adjustments to the Purchase Price for all Tax purposes, unless otherwise required by applicable Legal Requirement.

6.7   Exclusive Remedy.  The remedies provided by this Article 6, subject to the limitations set forth herein, shall be the sole and exclusive remedies of the Company Parties and the Buyer Parties for the recovery of Losses resulting from, relating to or arising out of any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement (other than claims arising from fraud or any breach of Section 4.5).  Nothing in this Section 6.7 may limit any Person’s right to seek or obtain any equitable relief to which any Person may be entitled or to seek any remedy on account of any Person’s fraudulent activity.

6.8   Partial Materiality Strip. For the purposes of determining the amount of any Losses related to a breach of any representation or warranty, the amount of the Losses shall be determined without regard to any materiality or knowledge qualification (including terms such as “material” and “Company Material Adverse Effect”) set forth therein.  For avoidance of doubt, any and all such qualifiers shall remain in full force and effect for purposes determining whether such a breach of any representation or warranty shall have occurred.

ARTICLE 7
CERTAIN DEFINITIONS

“Action” means any action, suit, proceeding, order, investigation, claim, grievance, arbitration, or complaint.

“Adjusted EBITDA” means, for any applicable period, EBITDA adjusted and determined in accordance with Schedule 1.5.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, (including, but not limited to, all directors and officers of such Person) controlled by, or under common control with, such Person.

“Affiliated Contract” means, with respect to any Person, a Contract between such Person and any of its Affiliates.

“Assumption Agreement” means the Assumption Agreement to be executed by Buyer and the Company at the Closing, in the form attached to this Agreement as Exhibit A .

“Bill of Sale” means the Bill of Sale and Assignment to be executed by the Company at the Closing, in the form attached to this Agreement as Exhibit B.

“Business Day” means each day of the week except Saturdays, Sundays and days on which banking institutions are authorized to be closed by the Federal Reserve Bank in New York, New York.

“Closing Date Balance Sheet” means, as finally determined in accordance with the provisions of Section 1.4(c)(ii), a balance sheet of the Company as of the Closing Date setting forth Current Assets and Current Liabilities, in each case, as finally determined in accordance with the provisions hereof; provided, however, that no accounts receivable otherwise included in the Purchased Assets shall be shown on the Closing Date Balance Sheet unless, and only to the extent, such account receivable is paid within 110 days of the Closing Date.  To the extent Buyer collects any such uncollected accounts receivable not shown on the Closing Date Balance Sheet by reason of the adjustment set forth in the preceding sentence, Buyer shall as promptly as possible following the end of the month in which such funds are received, remit such funds to the Company, and, until such funds are so remitted, Buyer shall hold them in trust for the benefit of the Company.  If the Company receives payment of such accounts receivable which have not been paid within 110 days of the Closing Date, then, notwithstanding the provisions of Section 4.3, the Company shall provide Buyer with written notice thereof and a copy of such payment and may thereafter retain such payment for the Company.

“Closing Working Capital” means (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the Closing Date in accordance with the provisions hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Competitor” means any Person, or any business unit, division or subsidiary of any Person (at the exclusion of such Person’s other business units, divisions or subsidiaries, as applicable), who is engaged in the Business or competes with the Company, Buyer or any of its Affiliates.

“Company Customer(s)” means any of the customers or clients of the Company or Buyer or any of its Affiliates during the Non-Compete Period.

“Company Material Adverse Effect” shall mean, with respect to the Company or the Business, a change, event or effect (an “Effect”) that, individually or in the aggregate, has a material adverse effect on the business, operations, assets, results of operations, or financial condition of the Business taken as a whole, other than (a) any Effect resulting from (i) general changes in the economy or financial markets of the United States or any other region outside of the United States, (ii) changes in general legal, regulatory, political, economic or business conditions (including the commencement, continuation or escalation of a war or material armed hostilities, acts of terrorism, or the occurrence of natural disasters) that generally affect industries in which the Company conducts the Business; provided, however, that such changes do not affect the Business in a materially disproportionate manner, (iii) changes in GAAP that generally affect industries in which the Company conducts the Business; provided, however, that such changes do not affect the Business in a materially disproportionate manner, (iv) the announcement of this Agreement or pendency or consummation of the transactions contemplated hereby, (v) the identity of Buyer or any of its Affiliates as the acquiror of the Business, or (vi) compliance with the terms of, or the taking of any action required by this Agreement or consented to by Buyer.

“Company Representative” means Michael Von Bodungen, or, if he is not employed by the Buyer or its Affiliates, such other Shareholder as shall then be employed by the Buyer or its Affiliates as designated by the Company, or, if no Shareholders are employed by the Buyer or its Affiliates, such individual as designated by the Company.

“Company Shares” means shares of the Company’s common stock, par value $0.001.

“Company Transaction Expenses” means (i) the fees and disbursements payable to legal counsel and accountants of the Company in connection with the Transactions and (ii) all other fees and expenses, in each case, incurred by the Company in connection with the Transactions as determined on the Closing Date, in each case, that, and to the extent they, have not been paid in full prior to the Closing Date.  “Company Transaction Expenses” shall also include, without limitation, any and all withholding, employment or other Taxes payable in connection with the amounts incurred pursuant to the immediately preceding sentence.

“Competing Business” means the Business.

“Confidential Information” means all information (whether or not specifically identified as confidential), in any form or medium, that is disclosed to, or developed or learned by, the Company (or a Shareholder insofar as it relates to the Company or the Business, products or services of the Company), including, in each case: (i) internal business information (including, without limitation, information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, customers and their confidential information; (iii) industry research compiled by, or solely on behalf of the Company, including identities of potential customers, personnel, and transaction sources; (iv) compilations of data and analyses, processes, methods, track and performance records, and data and data bases relating thereto; and (v) information related to the Company’s Intellectual Property and updates of any of the foregoing, provided, however, “Confidential Information” shall not include any information (w) to the extent it does not relate or pertain to the Purchased Assets, (x) at such time as it becomes available to the disclosing Party on a non-confidential basis, (y) is independently developed by the disclosing Party after the Closing Date without violating any obligations under this Agreement or (z) that has become generally known to or widely available for use within the industry other than as a result of the acts or omissions of the disclosing Party.

“Contract” means any agreement, contract, instrument, lease, guaranty, indenture, license, or other legally binding arrangement, commitment or understanding between parties or by one party in favor of another party, whether written or oral.

“Current Assets” means accounts receivable, net of allowance for doubtful accounts, and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing; (b) deferred Tax assets; and (c) receivables from any of the Company's Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, in each case, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the March, 2015 Company Balance Sheet.

“Current Liabilities” means accounts payable, deferred revenue and accrued expenses including accrued vacation, but excluding deferred Tax liabilities, the Liabilities set forth on Schedule 1.2(b)(ix), accruals for Company Transaction Expenses and all other Excluded Liabilities, in each case, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the March, 2015 Company Balance Sheet.

“Earn-out Payments” has the meaning set forth in Section 1.5.

“EBITDA” means, for any applicable period, the Relevant Party’s net income (loss) for the applicable period before deduction or addition, as the case may be, of: (i) interest expense, net of interest income; (ii) provision for Taxes; and (iii) depreciation and amortization, in each case, for such period, determined in accordance with GAAP, calculated consistent with the methodology, and using the same accounting methods, practices, policies and procedures, with consistent definitions, judgments and valuation and estimation methodologies that were used in the preparation of, the 2014 Audited Financial Statements and as modified in Schedule 1.5. For purposes of this definition, the “Relevant Party” means (x) for calendar year 2015, the Company for the period from January 1, 2015 through and including July 31, 2015, and the Buyer for the period from August 1, 2015 through and including December 31, 2015, and (y) for calendar years 2016 and 2017, the Buyer.

“Employee Benefit Plan” means any Employee Pension Benefit Plan (including any Multiemployer Plan), Employee Welfare Benefit Plan, fringe benefit, bonus, deferred compensation, retirement, vacation, sick leave, severance, employment, executive compensation, change in control, incentive or other plan, program policy or arrangement, whether or not subject to ERISA and any plans, programs or arrangements providing compensation to employee and non-employee directors, established, maintained, or contributed to by the Company or otherwise for the benefit of its employees, officers, directors, members, Independent Contractors and their dependents or beneficiaries.

“Employee Pension Benefit Plan” shall have the meaning set forth in Section 3(2) of ERlSA.

“Employee Welfare Benefit Plan” shall have the meaning set forth in Section 3(1) of ERISA.

“Employer 401(k) Plan” means the Defined Contribution Retirement Savings Plan of Buyer, qualified under Section 401(k) of the Code.

“Environmental and Safety Requirements” means all federal, state, local and non-U.S. statutes, regulations, ordinances, guidelines and similar provisions whether or not having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, as the foregoing are enacted or in effect prior to, on or after the Closing Date.

“Environmental Liabilities” means any and all Liabilities arising in connection with or in any way relating to the past or current operation of the Business, whether contingent or fixed, actual or potential, known or unknown, that (i) arise under or relate to Environmental and Safety Requirements and (ii) arise from or relate in any way to actions occurring or conditions existing on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder, as amended, supplemented or substituted therefor from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Contract” means any Contract (i) which is not disclosed in Schedule 2.9(a) and under which the Company has any current or future payment or performance liability or obligation in amount or value in excess of $50,000 and (ii) with any Excluded Independent Contractor.

“Excluded Independent Contractor” means any Independent Contractor resident or located in Canada.

“GAAP” means (for the purposes of this Agreement and any Schedules hereto) United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means any (i) province, region, state, county, city, town, village, district or other jurisdiction, (ii) federal, provincial, regional, state, local, municipal, non-U.S. or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, bureau, department or other entity and any court or other tribunal), (iv) multinational organization, (v) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, or (vi) official of any of the foregoing.

“Good Faith Damages Estimate” means, with respect to any pending or unresolved claim asserted by a Buyer Party that is reasonably expected to result in indemnification pursuant to Article 6, an amount equal to the good faith estimate by the Buyer Party of its indemnifiable Losses in respect of such claim.

“Indebtedness” means any of the following indebtedness of the Company, whether or not contingent: (i) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith), (ii) Liabilities evidenced by bonds, debentures, notes, or other similar instruments or debt securities, (iii) Liabilities of the Company under or in connection with letters of credit or bankers’ acceptances or similar items, (iv) Liabilities to pay the deferred purchase price of property or services (other than those trade payables incurred in the ordinary course of business), (v) all Liabilities under capitalized leases (as determined in accordance with GAAP), (vi) all Liabilities of the Company under conditional sale or other title retention agreements, (vii) all Liabilities of the Company arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (viii) any deferred purchase price Liabilities related to past acquisitions and (ix) all indebtedness of others guaranteed by the Company or secured by any Lien or security interest on the assets of the Company.

“Insolvent” means that the sum of the debts and other probable Liabilities of a Person exceeds the present fair saleable value of the assets of such Person.

“Intellectual Property” means trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing, patents and patent applications, inventions, invention disclosures, trade secrets, technology, technical data, know how, methods and processes, copyrights and copyrightable works (including, without limitation, computer software, Open Source Software, source code, executable code, data, databases and documentation), proprietary information and data, all other intellectual property and registrations and applications for any of the foregoing.

“Knowledge” or “knowledge” means, with respect to the Company or the Shareholders, the actual knowledge of any Shareholder.

“Legal Requirement” means any requirement arising under any constitution, law, statute, code, treaty, decree, rule, order, requirement, rule of law, ordinance or regulation or any determination or direction of any arbitrator or any Governmental Entity, including any Environmental and Safety Requirements and including any of the foregoing that relate to data use, privacy or protection.

“Liability” or “Liabilities” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, claim, demand, judgment, cause of action or other loss (including, without limitation, loss of benefit or relief), cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or becoming due and regardless of when asserted.

“Lien” means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance or other similar arrangement or interest in real or personal property.

“Loss” or “Losses” means any and all Liabilities, damages, fines, dues, Taxes, penalties, charges, assessments, deficiencies, judgments, defaults, settlements, fees, costs and expenses (including interest, expenses of investigation, defense, prosecution and settlement of claims, court costs, and reasonable fees and expenses of attorneys, accountants and other experts) as the same are incurred in connection with any Action, Third Party Claim or any other claim, default or assessment (including any claim asserting or disputing any right under this Agreement or any Transaction Documents against any party hereto or otherwise), plus any interest that may accrue on any of the foregoing.

“Loss Tax Benefit” means the Tax savings or benefits actually realized in the year of the Loss by such Buyer Party or Company Party, as applicable, that is attributable to any deduction, loss, credit, refund or other reduction in Tax resulting from or arising out of such Loss, in each case computed at the highest marginal tax rates applicable to the Buyer Party or Company Party.

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA (Code Section 29 USC Section 1002(37)).

“Open Source Software” means computer software (including, without limitation, source code, object code, libraries and middleware) subject to the GNU General Public License, the Lesser GNU Public License or other similar licensing regimes commonly called “open source.”

“Offer Letter” means the form of offer letter to be provided to each Business Employee substantially in the form of Schedule 5.1(f).

“Parent” shall have the meaning set forth in the preamble to this Agreement.

“Parent Stock” means the common stock, $0.001 par value, of Parent, as the same may be changed into or exchanged for a different number or kind of shares or other securities of Parent, or of another corporation, whether by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, stock dividend, combination of shares or otherwise.

“Party” or “Parties” means any party hereto.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Liens” means (i)  inchoate Liens for Taxes or other governmental charges not yet due and payable, (ii) mechanic’s, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or due, (iii) zoning, entitlement, building and other land use regulations imposed by any Legal

Requirements and/or Government Entities having jurisdiction over the Leased Real Property which are not violated by the current or proposed use, operation or occupancy of the Leased Real Property by the Company or otherwise, (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used by the Company, (v) landlord liens for Leased Real Property rent not yet due and payable, (vi) Liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation for amounts which are not delinquent or due, and (vii) other Liens set forth on Schedule 2.7(a).

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity.

“Personal Information” means any information that identifies an individual or is deemed to be personal information under any Legal Requirement.

“Pre-Closing Tax Period” means all taxable periods ending on or prior to the Closing Date and the portion through the Closing on the Closing Date.

“Pro Rata Portion” means with respect to a Shareholder, the percentage obtained by dividing the total number of Company Shares held by such Shareholder immediately prior to Closing by the total number of Company Shares held by all Shareholders immediately prior to Closing, as set forth on Schedule 2.2(a).

“Prospective Customer” means any proposed or prospective customer or client of the Company or Buyer or its Affiliates during the Non-compete Period, as evidenced by (i) any correspondence with the Company, Buyer or any of their Affiliates, (ii) being listed on any of the Company’s, Buyer’s or any of their Affiliates’ internal pipeline discussions or related memoranda, (iii) being engaged in active negotiations with the Company, Buyer or any of Affiliates on the Closing Date, or (iv) being solicited by the Company or Buyer or any of their Affiliates.

“SEC” means the United States Securities and Exchange Commission.

“Security” or “Securities” means, with respect to any Person, any shares of common stock, preferred stock or capital stock, membership interests, partnership interests (whether limited, general or otherwise designated) and any other ownership, equity or capital interest of such Person, however described and whether voting or non-voting.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder Employment Agreement(s)” means the employment or consulting agreements to be entered into between Buyer and each of Michael Von Bodungen and Karima Sundarji as of the Closing Date, each in the form attached to this Agreement as Exhibit C.

“Software” means all computer software, including source code, object code, algorithms, formulas, methods, databases, comments, user interfaces, administration, e-mail and customer relationship management tools, menus, buttons and icons, and all files, data, manuals, design notes and other items and documentation related thereto or associated therewith, and any derivative works, foreign language versions, fixes, upgrades, updates, enhancements, new versions or previous versions thereof; and all media and other tangible property necessary for the delivery or transfer thereof.

“Subsidiary(ies)” means any corporation or other Person which is an entity with respect to which another specified entity either (i) has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or managers of such Person, or (ii) owns a majority of the ownership interests of such entity.

“Target Working Capital” means $6,500,000.00.

“Tax” or “Taxes” means any federal, state, local, non-U.S. or other taxes, including, without limitation, income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), custom, duty, capital stock, branch, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, goods and services, alternative or add-on minimum, estimated, or other tax, charge, custom, duty, fee, impost, levy or assessment imposed by any Governmental Entity including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, estimate, claim for refund, information return or statement (including any attachment, amendment or schedule thereto) required to be filed, or which is otherwise filed, with any Governmental Entity in respect of any Tax.

“Transactions” means, individually and together, the transactions contemplated by the Transaction Documents.

“Transaction Documents” means this Agreement, the Schedules, and any attachments or exhibits hereto, the Shareholder Employment Agreements, the Bill of Sale, the Assumption Agreement and all other agreements, documents and instruments to be executed and delivered by the Company, any Shareholder, Parent or Buyer pursuant to the terms of this Agreement.

7.1   Additional Definitions.

Term	Section
2014 Audited Financial Statements	2.5(a)
2015 Earn-out	1.5(a)(i)
2016 Earn-out	1.5(a)(ii)
2017 Earn-out	1.5(a)(iii)
Accounting Firm	1.4(c)(ii)(B)
Accounts Receivable	2.5(e)
Affiliated Transaction	2.17
Agreement	Preface
Allocation	1.7(a)
Allocation Notice of Disagreement	1.7(b)
Apportioned Obligations	4.4(c)
Assumed Contracts	1.1(a)(iii)
Assumed Liabilities	1.2(a)
Business	Preface
Business Employees	4.7(a)
Buyer	Preface
Buyer Closing Date Balance Sheet	1.4(c)(ii)(A)
Buyer Earn-out Statement	1.5(d)
Buyer Fundamental Representation(s)	6.3(b)(i)
Buyer Party	6.2(a)
Cap	6.2(c)(i)
Claim Notice	6.5(a)
Closing	1.4(a)
Closing Date	1.4(a)
Closing Notice of Disagreement	1.4(c)(ii)(B)
Closing Payment	1.4(b)(i)
COBRA	4.7(c)
Company	Preface
Company 401(k) Plan	4.7(b)
Company Earn-out Statement	1.5(e)
Company Fundamental Representations	6.2(b)
Company Intellectual Property	2.10(a)
Company Party	6.3(a)
Company Product	2.19(a)
Company Trade Secrets	2.10(i)
Customer Information	2.10(m)
Disputed Allocation Line Items	1.7(b)
Disputed Closing Date Balance Sheet Line Items	1.4(c)(ii)(B)
Earn-out Disputed Line Items	1.5(e)
Earn-out Notice of Disagreement	1.5(e)
Earn-out Period	1.5(m)

Term	Section
Employee Obligations	2.14(b)
Excluded Assets	1.1(b)
Excluded Liabilities	1.2(b)
Final Closing Payment	1.4(c)(ii)(E)
Financial Statements	2.5(a)
Indemnified Party	6.5(a)
Indemnifying Party	6.5(a)
Independent Contractors	2.14(b)
Insider	2.17
Interim Financial Statements	2.5(a)
Inventory	1.1(a)(ii)
IT Systems	2.10(o)
Latest Balance Sheet	2.5(a)
Leased Personal Property	2.20(d)
Leased Real Property	2.20(b)
Leases	2.20(b)
Malicious Code	2.10(k)
March, 2015 Company Balance Sheet	2.5(a)
Material Contract	2.9(b)
Material Customer	2.18(a)
Material Supplier	2.18(c)
Maximum Earn-out Target	1.5(b)(i)
Minimum Earn-out Target	1.5(b)(ii)
Non-compete Period	4.5(c)
NQDC Plan	2.15(j)
Parent Financial Statements	3.5
Parent SEC Documents	3.5
Permits	2.22
Post-Closing Apportioned Period	4.4(c)
Pre-Closing Apportioned Period	4.4(c)
Privacy Policy	2.10(m)
Purchase Price	1.4(b)
Purchased Assets	1.1(a)
Restricted Countries	4.5(c)
Shareholders	Preface
Survival Date	6.2(b)
Third Party Claim	6.5(a)
Threshold	6.2(c)(i)
Transfer Taxes	4.4(a)
Transferred Employees	4.7(a)
WARN Act	2.14(d)

ARTICLE 8
MISCELLANEOUS

8.1   No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties (and, where indicated herein, with respect to Article 6 , the Affiliates of the Parties and such other Persons designated therein) and their respective successors and permitted assigns.

8.2   Entire Agreement.  This Agreement (including the Schedules, attachments and exhibits hereto and the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

8.3   Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns, but neither this Agreement nor any of the rights or obligations hereunder may be assigned (whether by operation of law, through a change in control or otherwise) by the Company or the Shareholders without the prior written consent of Buyer, or by Buyer without the prior written consent of the Company and the Shareholders; provided, however, Buyer and its Affiliates shall have the right to assign (a) any of Buyer’s or Parent’s rights hereunder to an Affiliate of Parent, and (b) all of Buyer’s or Parent’s rights hereunder, as a whole, (i) any of its lenders as collateral security, and (ii) in connection with a (x) merger or consolidation involving Buyer or Parent or (y) a sale of substantially all of the stock or assets of Buyer or Parent; provided, further, that in each case no such assignment shall release Buyer or Parent from, or transfer, any liability or obligation under this Agreement.

8.4   Counterparts.  This Agreement may be executed in two or more counterparts, including by pdf or facsimile transmission, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

8.5   Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.6   Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly given when delivered personally to the recipient or sent to the recipient by telecopy (receipt confirmed), electronic mail or by reputable express courier service (charges prepaid), and addressed to the intended recipient as set forth below:

If to the Company or any Shareholder:

c/o Thomas Eichner
6 Cornell Drive
Golden Bridges, NY 10526
Email: teichner@crossview.com

With a copy to (which shall not constitute notice):

Goodwin Procter LLP
620 Eighth Avenue
New York, NY 10018
Attention: Jane Greyf
Facsimile: (212) 355-3333
E-mail: JGreyf@goodwinprocter.com

If to Buyer:

Cardinal Asset Acquisition Corp.
505 Millennium Drive
Allen, TX 75013
Attention: Chief Financial Officer
Facsimile No.: (972) 881-0145
Email: tmadden@pfsweb.com

with a copy to (which shall not constitute notice):

Chiesa Shahinian & Giantomasi PC
One Boland Drive
West Orange, NJ 07052
Attention: Morris Bienenfeld
Facsimile No.: (973) 530-2213
E-mail: mbienenfeld@csglaw.com

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it is actually received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

8.7   Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

8.8   Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Company, on the one hand, and Buyer, on the other hand, except that no amendment or modification may increase any obligation of any Shareholder without the prior written consent of such Shareholder.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.9   Incorporation of Schedules.  The Schedules are incorporated herein by reference and made a part hereof.  The disclosures set forth in any section of the Disclosure Schedules relate only to the representations and warranties in the section of the Agreement in which such section of the Disclosure Schedules are expressly referenced except as would be reasonably apparent to an independent third party that a disclosure in one section of the Disclosure Schedules is also applicable to another section of the Disclosure Schedules or another representation or warranty of the Company or the Shareholders.

8.10   Construction.  Where specific language is used to clarify by example a general statement contained herein (such as by using the word “including”), such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates, and the word “including” shall be deemed to mean “including, but not limited to.”  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.  Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.  If any Party has breached any representation, warranty, or covenant contained herein (or is otherwise entitled to indemnification) in any respect, the fact that there exists another representation, warranty, or covenant (including any indemnification provision) relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached (or is not otherwise entitled to indemnification with respect thereto) shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant (or is otherwise entitled to indemnification pursuant to a different provision).

8.11   Severability of Provisions.  If any covenant, agreement, provision or term of this Agreement is held to be invalid for any reason whatsoever, then such covenant, agreement, provision or term will be deemed severable from the remaining covenants, agreements, provisions and terms of this Agreement and will in no way affect the validity or enforceability of any other provision of this Agreement.

8.12   Specific Performance.  Each of the Parties acknowledges and agrees that the other Parties may be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the Parties agrees that the other Parties may be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof.

8.13   Successor Laws.  Any reference to any particular Code section or any other Legal Requirement will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

8.14   Captions.  The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

8.15   Consent to Jurisdiction.  THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL PROPERLY AND EXCLUSIVELY LIE IN ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE.  BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION.  THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION.  THE PARTIES

FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

8.16   Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

8.17   Public Announcements.  Any public announcement, press release or similar publicity with respect to this Agreement or the Transactions will be issued, if at all, by Buyer after consultation with the Company, and neither the Company not any Shareholder shall make or issue any public announcement, press release or similar publicity with respect to this Agreement or the Transactions without the prior written consent of Buyer.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first above written.

BUYER:
CARDINAL ASSET ACQUISITION CORP.

By:
Thomas J. Madden, Chief Financial Officer

PARENT:
PFSWEB, INC.

By:
Thomas J. Madden, Chief Financial Officer

THE COMPANY:
CROSSVIEW, INC.

By:
Thomas Eichner, Chairman & President

THE SHAREHOLDERS:

Thomas Eichner

Michael Von Bodungen

Karima Sundarji

Marshall Freiman

[signature page of Asset Purchase Agreement]